                                                                    EXHIBIT 10.3

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

COMPANY DESCRIPTION

    Stolt-Nielsen S.A. ("SNSA"), a Luxembourg company, and subsidiaries (together, the "Company") is engaged in three businesses: Transportation, Subsea and Seafood. The Transportation business is carried out through Stolt-Nielsen Transportation Group Ltd. ("SNTG"); the Subsea business is carried out through Stolt Offshore S.A. ("Stolt Offshore"), a subsidiary in which the Company held a 53% economic interest and a 61% voting interest as of November 30, 2000; and the Seafood business is carried out through Stolt Sea Farm Holdings plc ("SSF").

    In addition, in early 2000 the Company decided to commercialize its expertise in logistics and procurement. Optimum Logistics Ltd. ("OLL") was established to provide internet-based logistics software for the chemical and other bulk materials industries. Prime Supplier Ltd. ("PSL") was established to provide an internet-based total marine procurement system which will make available all products and services needed for marine operations.

    In 2000, the Company had consolidated net operating revenue of $2.3 billion, compared to $1.8 billion in 1999 and 1998. The following table summarizes the Company's results, adjusted for non-recurring items, which are described in more detail in the "Results of Operations" section which follows.

(U.S. DOLLARS IN MILLIONS)                                      2000       1999       1998
--------------------------                                    --------   --------   --------
NET INCOME (LOSS)...........................................   $(12.4)    $46.9      $96.3
Non-recurring items:
Recognition of tax benefits of net operating loss
  carryforwards by SSF......................................     (2.6)    (11.0)        --
Change in drydock accounting policy in Stolt Offshore after
  minority interest.........................................       --        --       (1.3)
Gain on disposal of assets, net.............................     (2.2)     (5.0)      (6.2)
Gain on insurance settlement................................       --        --      (10.2)
Restructuring charges
    SNTG....................................................       --       2.8         --
    Stolt Offshore..........................................      3.3       1.6         --
                                                               ------     -----      -----
    Income (loss) before non-recurring items................   $(13.9)    $35.3      $78.6
                                                               ======     =====      =====

GENERAL BUSINESS ENVIRONMENT

STOLT-NIELSEN TRANSPORTATION GROUP LTD.

    SNTG is engaged in the worldwide transportation, storage and distribution of bulk liquid chemicals, edible oils, acids and other specialty liquids, providing its customers with integrated logistics solutions.

    SNTG is one of the largest operators of parcel tankers in the world, and is also the largest operator in the tank container market. Parcel tankers and tank containers carry similar products with parcel tankers typically used to transport lots greater than 150 metric tons, while tank containers are typically more economical for transportation of smaller lots.

    SNTG's parcel tanker operations compete with operators based primarily in Europe and the Asia Pacific region. The parcel tanker market is divided into two segments, deep-sea and regional trade.

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Although SNTG faces significant regional competition in the market, few competitors offer the same worldwide service and are of comparable size.

    SNTG's terminals act as regional hubs to improve the operational efficiency of SNTG's parcel tankers and offer storage and distribution services to the same customers and for the same products as the tanker and tank container operations. SNTG currently owns and operates three tank storage terminals in the U.S. and one in Santos, Brazil, with a combined capacity of approximately 5.0 million barrels of liquid storage. SNTG's terminal operations also have interests in three ventures, with a combined storage capacity of 3.3 million barrels: (i) a 40% interest in Stolthaven Westport, a joint venture with the Bolton Group in Malaysia; (ii) a 34% interest in Dovechem Terminal Holdings Ltd., a publicly-traded company listed on the Singapore stock exchange, with terminals and drum manufacturing interests in China, Singapore, Indonesia and Malaysia; and (iii) a 50% interest in Jeong Il Tank Terminal ("JTT") which has a terminal facility in Ulsan, South Korea. The results of the joint ventures are accounted for under the equity method of accounting.

    SNTG is now progressing with the construction of the first phase of a public, bulk liquid storage terminal at Braithwaite in Louisiana, containing 38 tanks with 850,000 barrels of storage capacity and associated ship, rail and trucking facilities at a total cost in excess of $40 million. The terminal is expected to become operational during May 2001.

    Demand for SNTG's services is dependent on the condition and growth of the worldwide economy and trade patterns for the products shipped and stored. Factors impacting this include overall demand for the products SNTG carries and stores, location of the production of the products carried and stored in relation to location of demand, currency fluctuations, import/export tariffs and other trade restrictions, and current spot and future prices of the products. Any general economic slowdown could also have an adverse effect on the demand for those services and therefore, upon SNTG.

    The supply of parcel tankers is influenced by the number of new ships delivered into the market, scrappings, and industry regulation. For certain products carried (usually larger commodity type products rather than specialty chemicals), parcel tankers may face competition from some of the more sophisticated of the product tankers. The world order book for new-buildings, to be delivered over the next three years, stands today at 8% of the total competitive fleet of deep-sea and regional parcel tankers with 53% scheduled for delivery in 2001. Adjusting for expected scrappings and downgradings, the Company expects the world net supply of tonnage to grow by approximately 2% per year over this period.

    SNTG's tank container operations compete with other tank container operators, shipper-owned tank containers, barrel drums, liquid bags, and, on land, with truck and rail tank cars. The supply of tank containers is influenced by the number of tank containers constructed and industry regulations.

    After a period of strong growth in chemical shipments in the mid 1990's, the economic crisis in the Asia Pacific region and other developing areas resulted in a decrease in parcel tanker and tank container volumes into and within Asia Pacific. This situation, combined with an increase in the supply of parcel tankers and tank containers, resulted in both contracts and spot rates declining in 1998 and into 1999. As the Asia Pacific economies began to slowly recover, volumes began to improve in most areas beginning in the second half of 1999 and throughout 2000. Margins also showed improvement in late 2000, as parcel tanker rates began to show significant improvement. The supply of parcel tankers still exceeds demand but the gap appears to be shrinking as the newbuilding programs of SNTG and its competitors near an end in 2001.

STOLT OFFSHORE S.A.

    Stolt Offshore is one of the world's leading offshore contractors to the oil and gas industry, specializing in technologically sophisticated offshore and subsea engineering, flowline, trunkline and

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pipeline lay, construction, inspection and maintenance services. Stolt Offshore operates in more than 60 countries worldwide and maintains offices in Europe, the Middle East, West Africa, Asia Pacific, and the Americas.

    On December 7, 1999, Stolt Offshore completed a transaction to form a joint venture entity, NKT Flexibles I/S ("NKT"), a manufacturer of flexible flowlines and dynamic flexible risers for the offshore oil and gas industry. NKT is owned 51% by NKT Holdings A/S, and 49% by Stolt Offshore. This transaction was effected by the acquisition of Danco A/S, a wholly-owned Norwegian company, which holds the investment in the joint venture entity. Stolt Offshore issued
1.8 million Stolt Offshore Class A shares with an average guaranteed value of $14.475 per share and paid $10.5 million in cash for its 49% interest in NKT, for a total consideration of $36 million.

    On December 16, 1999, Stolt Offshore acquired approximately 55% of the French offshore construction and engineering company ETPM S.A. ("ETPM"), a wholly-owned subsidiary of Groupe GTM S.A. ("GTM"), the construction affiliate of Suez Lyonnaise des Eaux S.A. The remaining 45% was acquired on February 4, 2000. The purchase price was comprised of $111.6 million in cash; the issuance of 6.1 million Stolt Offshore Class A shares at a maximum guaranteed price of $18.50 per share, giving a value of $113.6 million; and acquisition costs of $3.4 million. Stolt Offshore also entered into a hire purchase arrangement for two ships owned by GTM, the Seaway Polaris and the DLB 801, with an early purchase option after two years. The net present value of this arrangement at the date of acquisition was $32.0 million. In addition, Stolt Offshore assumed debt of $18.4 million that was due from ETPM to GTM and assumed debt of $71.0 million that was due to third parties. The total purchase price was $350.0 million.

    On August 18, 1998, Stolt Offshore acquired the Ceanic Corporation for a cash purchase price of approximately $218.9 million, including transaction costs. The transaction has been accounted for under the purchase method of accounting. The purchase price generated goodwill of approximately
$114.8 million at November 30, 1998. This was adjusted during 1999 to $122.1 million. The adjustment reflects a reassessment of the value of certain intangible assets within Ceanic and their related deferred tax liabilities. The goodwill is being amortized on a straight-line basis over 25 years.

    In order to facilitate the funding of the cash portion of the Stolt Offshore investments in 2000, Stolt Offshore issued 10.3 million Class A shares, which were purchased by the Company in February 2000 for $100 million. As a result of the increased debt burden assumed pursuant to the acquisition, Stolt Offshore decided to reduce its financial leverage by offering a further 9.4 million
Class A shares for subscription, which were taken up by the Company in May 2000, for $100 million. On February 4, 2000, 6.1 million Stolt Offshore Class A shares were issued to GTM as partial consideration for the acquisition of ETPM and on December 7, 1999 1.8 million Stolt Offshore Class A shares were issued to NKT Holdings A/S for the acquisition of Danco A/S. After the above transactions, SNSA holds a 61% voting interest and a 53% economic interest in Stolt Offshore.

    The market for Stolt Offshore's services is dependent upon the demand and supply of oil and the level of investment in offshore exploration and production by the major oil companies. Such investment is cyclical in nature.

    Following a period of high oil prices over the last two years, there has been a progressive increase in investment in offshore exploration and production by the major oil companies. It takes time for the benefits of this investment to work through to the offshore construction sector. The outlook for Stolt Offshore is encouraging as there is now clear evidence that the increased investment in exploration and

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production by its customers is working through to the demand in its markets, which the Company expects to see grow by about 40% in 2001.

STOLT SEA FARM HOLDINGS PLC

    SSF produces, processes, and markets high quality seafood with salmon production sites in Norway, North America, Chile, and Scotland; salmon trout production sites in Norway; tilapia production sites in Canada; turbot production sites in Spain, Portugal, Norway, and France; halibut production sites in Norway; a tuna production site in Australia; and sturgeon and caviar production sites in the U.S. SSF has worldwide marketing operations with sales organizations covering North America, Europe, and Asia Pacific.

    The aquaculture industry is the fastest growing segment of the food industry with an average annual growth rate of 12% between 1984 and 2000, and overall growth of 39% over the last 3 years. As the world population grows and individuals increasingly seek healthier products like fish, and the supply of wild catch seems to have reached its peak level, the demand for farmed fish is expected to increase. Approximately 85% of SSF's revenue is derived from the sale of Atlantic salmon. The remaining 15% of SSF's revenue is from the other species mentioned above and other seafood products.

    Of the main competitors in the industry, SSF is one of three currently with a presence in all the big four farming regions--Norway, Chile, Canada and the U.K. SSF is the only one with an in-market sales organization in all main markets. SSF's position in the industry is strengthened by the fact that SSF is one of the main salmon producing companies that has further diversified into farming various new species.

    In August 1999, SSF acquired International Aqua Foods Ltd. ("IAF"), a publicly-listed company, for approximately $11.0 million and the assumption of $9.2 million in debt. IAF was involved in salmon and tilapia hatchery operations in Canada and the U.S., and salmon and trout farming in Chile. In June 2000, SSF purchased the remaining 49% of Ocean Horizons SA that it did not own. Ocean Horizons is a producer of Atlantic salmon in Chile, and SSF acquired its initial 51% interest in the company when it acquired IAF in 1999.

    In September 2000, SSF purchased Rokerij La Couronne NV, a smoker and processor of salmon and other seafood products.

    In September 2000, SSF purchased the remaining 49% of Pacific Aqua Salmon Farmers Ltd. ("PASFL") that it did not own. PASFL is a producer of Atlantic salmon in British Columbia, and SSF acquired its initial 51% interest in the company when it acquired International Aqua Foods Ltd. in 1999. The seller of the 49% interest in PASFL was EWOS Canada Ltd., a subsidiary of Statkorn Holding A/S. The agreement involved SSF acquiring the remaining 49% of the company, while Statkorn acquired the assets and inventory owned by SSF at the Tofino, British Columbia sites.

    The total consideration for the three aforementioned SSF acquisitions in 2000 was approximately $9 million.

    In December 2000, SSF purchased Australian Bluefin Pty Ltd., a company involved in the ranching of Southern Bluefin tuna, for a total consideration of approximately $30 million.

MULTICURRENCY ACTIVITIES

    The functional and the reporting currency of the Company, as well as that of a majority of SNTG's activities, is the U.S. dollar. In Stolt Offshore, the majority of net operating expenses are denominated in the functional currency of the individual operating subsidiaries. The functional currencies of the subsidiaries that operate in the Norway and U.K. regions are the Norwegian kroner and the British pound, respectively. The functional currency of other significant Stolt Offshore subsidiaries is primarily the U.S. dollar. In SSF, the functional currencies of significant subsidiaries include the U.S. dollar, the Norwegian kroner, the British pound, the Euro and the Japanese yen.

    Because revenues and expenses are not always denominated in the same currency, the Company enters into forward exchange and options contracts to hedge capital expenditure and operational non-functional currency exposures on a continuing basis for periods consistent with the committed exposures. The Company does not engage in foreign currency speculation.

RESULTS OF OPERATIONS

    Results of operations are discussed below by business down to gross profit level for SNTG and SSF, and to net income for Stolt Offshore, and then on a consolidated basis for the remaining captions in the statements of income.

STOLT-NIELSEN TRANSPORTATION GROUP LTD.

    TANKERS

    The total number of ships owned and/or operated by SNTG as of November 30, 2000, was 142, representing 2.7 million deadweight tons ("dwt"). Of this total, 76 ships participated in the Stolt Tankers Joint Service (the "Joint Service"), an arrangement for the coordinated marketing, operation, and administration of tankers owned or chartered by the Joint Service participants in the deep sea inter-continental market. The remainder of the ships provide regional services. The composition of the fleet at November 30, 2000 was as follows:

                                                                     % OF THE JOINT
                                                                   SERVICE NET REVENUE
                                              NUMBER    MILLIONS   FOR THE YEAR ENDED
                                             OF SHIPS    OF DWT     NOVEMBER 30, 2000
                                             --------   --------   -------------------
Joint Service:
Stolt-Nielsen Transportation Group
  Limited..................................     43        1.41             69.8
NYK Stolt Tanker S.A. ("NYK Stolt")........      7        0.17             10.8
Rederi AB Sunship..........................      5        0.20              6.8
Barton Partner Limited.....................      2        0.03              3.3
Bibby Pool Partner Limited.................      5        0.08              6.6
Unicorn Lines (Pty) Limited................      2        0.03              2.7
                                               ---        ----            -----
                                                64        1.92            100.0
                                               ---        ----            -----
Time-chartered ships.......................     12        0.46
                                               ---        ----
Total Joint Service........................     76        2.38
Ships in regional services.................     66        0.31
                                               ---        ----
    Total..................................    142        2.69
                                               ===        ====

    Net revenue available for distribution to the participants is defined in the Joint Service agreement as the combined operating revenue of the ships which participate in the Joint Service, less combined voyage expenses, overhead costs, and commission to outside brokers. The net revenue is distributed proportionately to each participant according to a formula which takes into account each ship's cargo capacity, number of operating days during the period, and an earnings factor.

    In its results of operations, SNTG includes 100% of the net operating revenue of the Joint Service, and then shows, as tanker operating costs, all the voyage costs associated with the ships and the earnings distributed to the other participants in the Joint Service. SNTG's share of the net income in NYK Stolt and Chemical Transporter Limited, an affiliate of Rederi AB Sunship, are included in

"equity in net income of non-consolidated joint ventures," in the Company's consolidated statements of income.

    Net operating revenue in 2000 increased 12% to $691.8 million, from $618.0 million in 1999 which was a 6% decrease from $657.8 mil- lion in 1998. The changes in revenue can be explained as follows:

        (i) Freight rates improved slightly over this period as a result of stronger demand, particularly from the improvement in the Asia Pacific economies. In the latter half of 2000, a very strong product tanker market resulted in a tightening of supply and upward pressure on rates in the chemical tanker market. Freight rates declined during 1999 as a result of weaker demand, particularly from the Asia Pacific economies, and increased competition due to an increase in parcel tanker supply.

        (ii) SNTG's fleet in 2000 averaged 2.51 million dwt, an increase of 14% from 2.21 million dwt in 1999, which was a decrease of 1% from 2.24 million dwt in 1998.

        (iii) Cargo carried in 2000 was 25.3 million tons, an increase of 14% from 22.1 million tons in 1999, which was an increase of 6% from
    20.9 million tons in 1998.

    In 2000, 56% of tanker revenue was under Contracts of Affreightment ("COA"), typically one year in duration. The remaining 44% were based on spot rates. The percentage of COA's at 59% to contracts fixed on spot rates at 41% remained broadly similar in 1999 and 1998.

    SNTG's tanker operation had gross profit of $109.9 million, $88.6 million, and $118.1 million in 2000, 1999, and 1998, respectively, and gross margins of 16%, 14%, and 18%, respectively. Gross profit and margins improved from 1999 to 2000 as a result of improvements in the Asia Pacific economies and a diminishing supply of over-tonnage as the industry's newbuilding programs near completion. Gross profit and margins declined from 1998 to 1999 due to weaker demand, particularly from the Asia Pacific economies, combined with a more competitive market due to the over-tonnage situation.

    In 2000, ship bunker fuel for SNTG's tanker operation constituted approximately 19% of the total operating expenses for tankers. The average price of bunker fuel purchased by SNTG during 2000 was approximately $161 per ton. This compares to the average bunker fuel price for 1999 of approximately $99 per ton. The Company attempts to pass fuel price fluctuations through to its customers under COA's. During 2000, approximately 56% of tanker revenue was carried under COA's, with the majority of this revenue covered by contract provisions intended to pass through fluctuations in fuel prices. The remaining revenue was carried under spot rates which are affected by the prevailing fuel prices.

    The sailed-in time-charter index for the Joint Service, which is a measure of the relative average daily fleet revenue, less voyage costs (commissions, port expenses, and bunkers), per ship operating day increased approximately 3% in 2000, after declining 10% and 13% in 1999 and 1998, respectively. During the same three year period, the operating cost per day of SNTG's fleet in the Joint Service decreased by 7% in 2000, 9% in 1999, and 10% in 1998. The decreases in tanker owning operating costs are due to a newer more efficient fleet, improved purchasing practices and a strong U.S. dollar.

    In 1994, SNTG embarked on a newbuilding program to construct 25 new parcel tankers (of which one ship was canceled) designed to meet increasing demand for its transportation services and replace the first generation of purpose-built parcel tankers built in the early to mid-1970's. The ships in the newbuilding program have greater capacity than the units they are replacing and introduce a series of features to increase the operational efficiency, reduce operating costs, and be environmentally safer

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than previous generations of parcel tankers. The newbuilding program is summarized in the following table:

                                                                        ESTIMATED
                                                    DELIVERED          DELIVERIES
DWT                                 SHIPYARD    AS OF NOV. 30.00          2001
PER SHIP                            LOCATION    (NUMBER OF SHIPS)   (NUMBER OF SHIPS)
--------                            ---------   -----------------   -----------------
37,000 (a)........................  Denmark              9                    0
37,000 (b)........................   France              1                    1
22,450 (a) (d)....................   Spain               5                    1
11,500 (c)........................   Japan               4                    0
5,200.............................   Italy               3                    0
                                                      ----                 ----
                                                        22                    2
                                                      ====                 ====

------------------------

(a) Ship numbers 5 and 7 of the Danish series and ship number 2 of the Spanish series have been delivered to NYK Stolt.

(b) Ship number 3 of the French series has been rescinded. Ship number 2 has been moved to Uljanik shipyard in Croatia with expected completion in December 2001.

(c) All ships owned and operated by Stolt NYK Asia Pacific Services Inc., a 50/50% joint venture between NYK and SNTG.

(d) Ship number 6 of the Spanish series was delivered in December 2000.

    Over the last three years, SNTG sold one ship and scrapped three. The ship was sold to a third party and remains marketed by the Joint Service.

    In October 1999, SNTG and Marine Transport Corporation Inc. ("MTC") announced the formation of a joint venture company which has purchased two chemical parcel tankers that will be operated by SNTG in the international market and by MTC in the U.S. market. MTC, with a 75% interest, and SNTG, with a 25% interest, have concluded a Network Alliance to focus on providing chemical marine transport services within the U.S. to their mutual customers.

    During 2000, SNTG entered into co-service agreements with two parcel tanker companies, Tokyo Marine and Seatrans, to improve the scheduling of SNTG's fleets, and increase operational efficiency and customer service.

    In 2000, the parcel tanker industry has also seen increased consolidation with the merger of two major competitors, Odfjell and Seachem.

    For the next few years management expects that ton/mile demand will grow at about 5% per annum. With the newbuilding programs winding down, management expects net supply growth of only 2% per annum through the end of 2003. Management anticipates this should lead to significant rate increases, with these rate increases progressively improving financial results during 2001. Exactly how much and how quickly rates will rise is still somewhat difficult to predict, given the current uncertainty in the global economic picture.

    TANK CONTAINERS

    Net operating revenue in 2000 was $223.7 million, a 9% increase from $206.1 million in 1999, which was a 6% decrease from $218.8 million in 1998. The increase in 2000 was attributable to a higher activity level and a larger fleet for tank containers. A portion of the decrease in 1999 from 1998 was attributable to the loss in revenue associated with the sale, in February 1999, to TransAmerica Leasing Inc. of 2,830 tank containers, which had been leased out previously to third parties. Tank container shipments in 2000 totaled 58,624, an 11% increase from shipments of 52,922 in 1999, which reflected a similar increase of 11% from shipments of 47,607 in 1998. Shipments increased in all major regions in 2000. Similar growth is anticipated in 2001. Shipments from Europe, North America, and intra-Asia were particularly strong during 2000, continuing the trend established in late 1999.

    As of November 30, 2000, SNTG controlled a fleet of 15,923 tank containers, a 14% increase over the 14,000 tank containers controlled at the end of 1999 which was a 2% increase over the 13,751 tank containers controlled at the end of 1998. This increase is primarily due to the purchase of approximately 1,800 new tank containers and on-hire of new tanks. SNTG currently has commitments for the future delivery of 648 tank containers, of which 248 will be delivered in 2001.

    SNTG's tank container operation had gross profit of $44.1 million, $42.6 million, and $55.0 million in 2000, 1999, and 1998, respectively, and gross margins of 20% in 2000, 21% in 1999 and 25% in 1998. Margins declined in 2000 due to reduced freight rates caused by increased competition in regional markets. This was offset in part by cost savings and increased utilization. Margins declined in 1999 from 1998 due to continued pricing pressure and weak demand for shipments into and within Asia Pacific.

    TERMINALS

    Net operating revenue in 2000 increased 7% to $59.3 million from $55.4 million in 1999, which was a 3% increase from $53.8 million in 1998. Total marketable capacity in North and South America remained at 5.0 million barrels (816,000 cubic meters) at the end of 2000, compared to 5.0 million barrels and
4.9 million barrels at the end of 1999 and 1998, respectively. The storage capacity available with our joint venture terminals in Asia Pacific, by the end of 2000, stood at 3.3 million barrels (550,000 cubic meters) as compared to
3.1 million barrels at the end of 1999 and 1.0 million barrels at the end of 1998. Average capacity utilization at the Company's wholly-owned North and South American terminals was 92% in 2000, 90% in 1999, and 91% in 1998. The average capacity utilization increase in 2000 was attributed to increased activity at the Houston, Perth Amboy and Santos facilities. The slight decrease in average capacity utilization in 1999, as compared to 1998, was attributable to the non-renewal of two customer contracts at the Chicago facility.

    Gross profit of SNTG's terminal operation was $24.0 million, $20.4 million, and $16.6 million in 2000, 1999, and 1998, respectively, and gross margins were 41%, 37% and 31%, respectively. Margins improved in 2000 from 1999 as a result of an increase in operating revenue due primarily to new customer contracts and increased capacity and utilization at Stolthaven Houston. Margins improved in 1999 from 1998 as a result of reduced operating costs in Brazil, due to currency devaluation against the U.S. dollar, and lower expenses at Perth Amboy.

STOLT OFFSHORE S.A.

    Net operating revenue increased to $983.4 million in 2000, from $640.7 million in 1999, largely as a result of the acquisition of ETPM, with the majority of this increase in West Africa. There were poor market conditions in the U.K., North America, and Asia Pacific and severe project delays in the North Sea in quarter one due to adverse weather conditions. Poor project performance in the North Sea and Asia Pacific had a significant negative impact on earnings. The poor market conditions together with the interest expense incurred on borrowings, which increased as a result of the ETPM acquisition, also contributed to a decrease in net income before tax from $7.7 million in 1999 to a net loss before tax of $38.2 million in 2000.

    Revenues improved $342.7 million in 2000, mainly due to the acquisition of ETPM which has the majority of its activities in the Southern Europe, Africa and the Middle East ("SEAME") region where revenues rose $387.8 million. Revenues in the U.K. region declined $38.4 million due to the continued poor market conditions in this region. Income (loss) before tax decreased $45.9 million in 2000, mainly due to the very poor market conditions in the Gulf of Mexico, resulting in additional losses in the North America region of $15.1 million. Income for the Norway region declined $12.8 million, largely the result of project delays caused by adverse weather conditions early in the year. Additional losses in the Asia Pacific region of $9.9 million resulted from poor project performance on two projects in Indonesia, while losses in the U.K. region increased $9.7 million due to reduced market activity.

    Net operating revenue decreased to $640.7 million in 1999 from $649.8 million in 1998, largely as a result of poor market conditions in the U.K. and North America. The increase in revenue of $91.7 million in North America was entirely due to the full year impact of the acquisition of Ceanic. The poor market conditions together with the interest expense incurred on borrowings, which increased as a result of the Ceanic acquisition, resulted in a decrease in net income before tax from $71.8 million in 1998 to $7.7 million in 1999. Poor project performance in Asia Pacific also contributed to the reduction in net income before tax.

    Stolt Offshore's fleet is comprised of deepwater heavy construction ships, light construction and survey ships and barges and anchor ships. The utilization of the deepwater heavy construction fleet was 78% in 2000, compared to 90% in 1999 and 92% in 1998. This was due in part to the unavailability of the Seaway Condor in 2000 and the poor market conditions in the U.K. and North America in both 1999 and 2000.

    Stolt Offshore had a gross profit of $53.4 million, $72.4 million, and $108.9 million in 2000, 1999, and 1998, respectively, with gross margins of 5%, 11%, and 17%, respectively. The decrease in gross profit and margins in 2000 and 1999 was largely the result of those factors mentioned above.

    Stolt Offshore's backlog at January 31, 2001 stood at $1.2 billion, of which $877 million is for 2001. This compares to a backlog at January 31, 2000 of $1.1 billion, of which $760 million was for 2000. Included in the figure for 1999 is $478 million for the acquired business of ETPM. The level of bids outstanding is now at a record level of $3.6 billion compared to $2.2 billion at this time last year. The outlook for Stolt Offshore is encouraging as there is now clear evidence that the increased investment in exploration and production by its customers is working through to the demand in its markets, which the Company expects to see grow by about 40% in 2001.

STOLT SEA FARM HOLDINGS PLC

    Net operating revenue in 2000 increased 19% to $310.4 million from $260.7 million in 1999, which was a 20% increase from $216.5 million in 1998. The increase in net operating revenue was primarily due to higher volumes in the North America markets, as well as stronger prices in the U.S. and European markets due to increased demand not being adequately met by increases in supply. Also, in the Asia Pacific region volumes continue to grow, as does the proportion of higher priced value added products. Total Atlantic salmon and salmon trout volumes sold, in gutted whole fish equivalent tons assuming an average 60% yield on processed products sold and excluding volumes sold intercompany into Asia Pacific, were 60,100 tons in 2000, 52,600 tons in 1999, and 46,000 tons in 1998. Of the tons sold, 37,500 tons, 35,700 tons and 32,900 tons, respectively, were from SSF's own production, the remainder being sourced from other producers. The increase in the volume of SSF's own production in 2000 reflects the contributions of acquisitions in Canada and the U.S., increased capacity utilization of the farms in Canada, expansion in the U.K. and increased feed quotas available to farmers in Norway.

    In 1996, the Norwegian government imposed feed quotas and production regulations on Norwegian fish farmers in an attempt to reduce the supply of Norwegian farmed salmon, and hence the amount of Norwegian farmed salmon available for sale in the EU market. In order to avoid further threats of duties against Norwegian salmon, the Norwegian government, in July 1997, reached an agreement with the EU for a five year period to regulate supplies of Norwegian salmon into the EU market. This agreement, among other things, restricts the increase in supply of Norwegian salmon into the EU market to 10% per year; requires the average sales price to be at or above an agreed minimum price; and increases the export levy payable by Norwegian producers. The Norwegian government still maintains the feed quota and production regulations that it introduced in 1996. The quotas and regulations have had an adverse effect on the cost structure of the Norwegian operation, as they have limited the capacity utilization of farmed concessions. However, the Norwegian government has permitted annual increases of varying amounts (ranging from 2% to 10%) in the feed quotas, which progressively reduce the negative impact of the feed quota regime. The demand/supply balance in the EU market during the last three years has been more favorable to the salmon farming industry in Europe, due in some part to the more restricted supply from Norway, but also due to the high incidence of disease in the Scottish salmon farming industry which has resulted in reduced supply from Scotland, and increasing exports of Norwegian farmed salmon to the Asia Pacific market.

    SSF had a gross profit of $52.5 million, $46.7 million and $31.5 million in 2000, 1999, and 1998, respectively. Gross margins were 17% in 2000, 18% in 1999, and 15% in 1998. The reduction in gross profit in 2000 reflects reduced profitability in the Americas region, after a very strong 1999, due to a good growing season and high prices in that year, and reduced gross margins in the turbot business where sharply increased volumes in the industry had to be absorbed by the market. In Norway, profitability improved markedly due both to the higher market prices in Europe prevailing for most of the year and decreased production costs due to efficiencies and farming improvements. The increase in gross profit in 1999 was due mainly to continuing improvements in profitability in the North America markets, slightly stronger market prices and lower production costs in Western Canada, and continued improvements in Norway due to the benefits of the reorganization effected by management in 1997.

    Although management expects salmon prices to be lower than in 2000, it is anticipated that SSF can achieve top line growth of up to 30% in 2001 with slightly improved margins as a result of increased volumes, lower unit production costs, increased sales of value added products, and the addition of the Australian Bluefin tuna business.

OPTIMUM LOGISTICS LTD. AND PRIME SUPPLIER LTD.

    Both OLL and PSL made considerable progress in 2000 in adapting the Company's systems for internet-based commercial use. Cash operating and capital expenditures, or "the burn rate," for OLL and PSL was $14 million and $4 million, respectively, in 2000. The Company expects both OLL and PSL to begin to contribute to operating revenue in 2001.

RESTRUCTURING CHARGES

    In 2000, Stolt Offshore recorded restructuring charges of $3.3 million, before minority interest impact, related to the integration of ETPM. The reorganization plan has removed duplicate capacity in the U.K. and SEAME regions. Stolt Offshore recorded redundancy costs of $0.9 million to eliminate duplicate functions in the U.K., and $1.7 million to close the Marseilles, France office, while transferring all operational and administrative functions for the SEAME region to Paris, France. Additionally, integration costs of $0.7 million were incurred in relation to the change of the company name to Stolt Offshore S.A., the introduction of common information and reporting systems and standardization of processes across the enlarged Stolt Offshore organization. In 1999, SNTG and Stolt Offshore recorded restructuring charges of $2.8 million and $1.6 million, before minority interest impact, respectively. In order to streamline operations, SNTG relocated its Haugesund, Norway office to Rotterdam, Holland and its Somerset, New Jersey operations to Houston, Texas. Stolt Offshore reorganized its North Sea operations and closed certain offices in the U.K. and Norway. Stolt Offshore incurred costs of $1.3 million for redundancy and relocation, and $0.3 million related to other administrative costs. Substantially all of the charges were expensed and paid in the years ended November 30, 2000 and 1999.

EQUITY IN NET INCOME OF NON-CONSOLIDATED JOINT VENTURES

    The Company's equity in the net income (loss) of non-consolidated joint ventures was a loss of $3.1 million in 2000, compared to an income of $4.7 million and $17.3 million in 1999 and 1998, respectively. The reduction in 2000 was primarily due to lower results from the SNTG tanker joint ventures, partially offset by income from the SNTG terminal joint ventures. The reduction in 1999 was primarily due to the completion of a project specific Stolt Offshore joint venture in the North Sea, reduced activity of Stolt Offshore's Seaway Heavy Lifting Limited ("SHL") and generally lower results from the SNTG tanker joint ventures partly offset by increased profits from SNTG's terminal joint ventures.

ADMINISTRATIVE AND GENERAL EXPENSES

    Administrative and general expenses increased to $186.1 million in 2000 from $158.7 million in 1999 and $157.1 million in 1998. The 17% increase in 2000 is mainly due to the full year effect of the ETPM acquisition combined with the initial period of costs associated with the establishment of OLL and PSL in early 2000. The slight increase in 1999 over 1998 is largely due to the full year effect of the Ceanic acquisition for Stolt Offshore, partly offset by lower costs for SNTG. The percentage relationship of administrative and general expenses to net operating revenue remained relatively constant over the last three years at 8.2%, 8.9% and 8.7% in 2000, 1999, and 1998, respectively.

NON-OPERATING (EXPENSE) INCOME

    INTEREST EXPENSE, NET Interest expense, net increased to $105.5 million in 2000 from $65.4 million and $53.3 million in 1999 and 1998, respectively. The $40.2 million in additional interest expense in 2000 was due to the higher level of debt in 2000 resulting from the Company's acquisitions and capital expenditure program, and a reduction of $8.4 million in capitalized interest. The increase in 1999 was a result of the higher debt level in 1999 as a result of the Company's capital expenditure program.

    GAIN ON DISPOSAL OF ASSETS, NET In 2000, the Company sold various assets for a net gain of $2.2 million. In 1999, the Company sold 2,830 of SNTG's tank containers, which were leased out to a third party, to TransAmerica
Leasing Inc., and recognized a gain of $3.8 million on these sales. The Company also sold other assets with a net gain of $1.2 million. In 1998, the Company recognized a gain of $10.2 million from an insurance settlement for the total loss of the Stolt Spirit. The Company also recognized a gain of $5.2 mil-lion on the sale of fish farming concessions in Norway. The Company also sold other assets with a net gain of $1.0 million.

    OTHER, NET In 1998, Stolt Offshore changed its accounting policy for drydocking from an accrual basis to a deferral basis. The effect of this change was a gain of $3.1 million, net of taxes, before minority interest.

INCOME TAX PROVISION

    The 2000 results include a tax provision of $15.4 million compared to $0.5 million in 1999, and $26.5 million in 1998. The 2000 and 1999 provisions reflect the recognition of $2.6 million and $11.0 million, respectively, in tax benefits of net operating loss carryforwards by SSF.

LIQUIDITY AND CAPITAL RESOURCES

    Liquidity for the Company is derived from a combination of cash generated from operations and funds from commercial bank borrowing facilities and private placements. The Company's borrowing facilities include revolving credit agreements and other credit lines which cover short-term needs for funds, and longer- term borrowings principally to finance capital expenditures and acquisitions.

    SNTG generally operates with negative working capital, which reflects the collection/payment cycle. Invoicing, for the tanker business, usually takes place at or shortly after loading, while expenses that are invoiced and paid within normal business terms are typically paid near or subsequent to the end of a voyage or move. Stolt Offshore requires working capital, as expenditures are often incurred on an ongoing basis throughout a project while customers are typically billed when a specified level of progress is achieved on a project. In SSF, the production cycle for Atlantic salmon takes two to four years, and for various other farmed fish species many more years; therefore, SSF requires working capital to finance inventory.

    In 2000, the Company generated cash from operating activities of $140.8 million. This compares with the $194.3 million and $212.0 million in 1999 and 1998, respectively. The movements between years are mainly due to the relative operational performances and working capital requirements in those years.

    Net investing activities utilized $355.6 million in 2000. Significant investing activities during the year were (i) capital expenditures of $285.8 million, as described in further detail below, (ii) Stolt Offshore's acquisitions of ETPM and Danco A/S, for $350 million and $36 million, respectively, included payments of $111.2 million, net of cash acquired, and SSF made payments of $9.2 million for the acquisitions of Rokerij La Couronne NV and the remaining interests of Ocean Horizons SA and PASFL that it did not previously own, (iii) payments of $12.4 million for investments in affiliates and others and, (iv) $2.6 million for the increase of restricted cash deposits. Offsetting these expenditures were (i) $72.0 million of proceeds from sale of assets, ($49.6 million for tank containers that were subsequently leased back) and (ii) $2.7 million of dividends received from non-consolidated joint ventures. Capital expenditures for the year include (i) progress-payments on newbuildings under construction and final payment on the delivery of six newbuildings for SNTG, (ii) the purchase of new tank containers, and (iii) land purchase and progress payments on the construction of a terminal at Braithwaite, Louisiana.

    Net investing activities utilized $248.2 million in 1999. Significant investing activities during the year were (i) capital expenditures of $303.3 million, as described in further detail below, (ii) payments of $21.8 million including $11.0 million to acquire IAF, net of cash acquired, $3.8 million to acquire D.E. Salmon, and $6.9 million to purchase additional shares of Stolt Offshore, (iii) payments of $38.2 million for investments in affiliates and others and, (iv) $1.0 million for the increase of restricted cash deposits. Offsetting these expenditures were (i) $117.8 million of proceeds from sale of ships ($56 million), tank containers ($52 million) and other assets, and
(ii) $13.2 million of dividends received from non-consolidated joint ventures. Capital expenditures for the year include (i) progress-payments on newbuildings under construction and final payment on the delivery of five newbuildings for SNTG, (ii) the purchase of new tank containers, (iii) progress payments on terminal capacity expansion at the Houston terminal, and (iv) Stolt Offshore's purchase of remotely operated vehicles ("ROVs").

    Net investing activities utilized $555.8 million in 1998. Significant investing activities during the year were (i) capital expenditures of $378.8 million as described in further detail below, (ii) payments of $217.6 million to acquire Ceanic and Gaelic Seafoods (Scotland) Limited, net of cash acquired, and (iii) payments of $31.8 million for investments in affiliates, including the acquisition of a 25% interest in Dovechem. Offsetting these expenditures were (i) $57.6 million of proceeds from the sale of ships and other assets, (ii) $18.4 million of dividends received from non-consolidated joint ventures, and (iii) $5.8 million for the reduction of restricted cash deposits. Capital expenditures for the year include (i) progress-payments on newbuildings under construction and final payment on the delivery of two newbuildings for SNTG (the STOLT EFFICIENCY and the STOLT SHEARWATER), (ii) the purchase of new tank containers, (iii) progress payments on terminal capacity expansion at the Houston and Santos terminals, and (iv) Stolt Offshore's purchase of the SEAWAY LEGEND and investments in ROVs.

    Net cash provided by financing activities totaled $224.8 million in 2000. The principal uses of cash were the repayment of long-term debt of $243.2 million and payment of dividends of $13.7 million. The significant sources of 2000 funding include: (i) the issuance of $473.5 million of new long-term debt, consisting of a $340 million obligation of Stolt Offshore secured by first mortgages on certain ships with a negative pledge on other existing Stolt Offshore assets, a $21.7 million unsecured loan to an SNTG wholly-owned subsidiary with a negative pledge on the assets of that subsidiary, and $111.8 million in loans secured by first mortgages on certain ships, and
(ii) $5.5 million in proceeds from the exercise of stock options for the shares of the Company and of Stolt Offshore.

    Net cash provided by financing activities totaled $36.5 million in 1999. The principal uses of cash were the repayment of long-term debt of $74.4 million and payment of dividends of $20.5 million. The significant sources of 1999 funding include: (i) the issuance of $117.4 million of new long-term debt, consisting of secured debt with negative pledge covenants related to certain ship assets, and
(ii) $1.3 million in proceeds from the exercise of stock options for the shares of the Company and of Stolt Offshore.

    Net cash provided by financing activities totaled $312.3 million in 1998. The principal uses of cash were: (i) the repayment of long-term debt of $82.7 million, (ii) payment of dividends of $27.5 million, and (iii) the purchase of treasury stock of $8.5 million. The significant sources of 1998 funding include:(i) the issuance of $435.1 million of new long-term debt, consisting of unsecured debt in the form of private placement notes, and secured debt or debt with negative pledge covenants related to certain ship assets, and
(ii) $1.0 million in proceeds from the exercise of stock options for the shares of the Company and of Stolt Offshore.

    On February 4, 2000, 6.1 million Stolt Offshore Class A shares were issued to Groupe GTM as partial consideration for the acquisition of ETPM S.A. and on December 7, 1999, 1.8 million Stolt Offshore Class A shares were issued for the acquisition of NKT Flexibles I/S. The shares issued to GTM have a guaranteed minimum share price that may require a future settlement in cash.

    As of November 30, 2000, the Company had total capital expenditure purchase commitments outstanding of approximately $158 million for 2001 and future years. These commitments are for a variety of capital projects, primarily newbuilding purchases in Spain and Croatia; the acquisition of Australian Bluefin Pty Ltd. for approximately $30 million; the purchase and refurbishment of tank containers; expenditures for expansion of terminal capacity and the modification of a construction ship and the purchase of ROVs.

    The Company's current plans are expected to result in capital expenditures of $330 million in 2001. The Company has scheduled principal and interest payments of approximately $195 million and anticipated dividends of $14 million. After an estimated $415 million of cash received from operating activities before interest, the Company will have a net funding requirement of $124 million which will be funded by existing cash, drawdowns on existing long-term revolving credit lines, and new long-term debt.

    At November 30, 2000, the Company's cash and cash equivalents totaled
$28.8 million. The Company had corporate facilities and other short-term lines of credit of $825.1 million, of which $429.6 million is available for future use. Total bank loans and short-term and long-term debt and capital lease obligations amounted to $1,546.3 million, of which $1,000.0 million is secured by ships and other assets and $546.3 million is unsecured. The Company, through its subsidiaries, has debt agreements which include various financial covenants. Most of the Company's debt agreements provide for a cross default in the event of a material default in another agreement. In the event of a default that extends beyond the applicable remedy or cure period, lenders may accelerate repayment of amounts due to them.

    On November 9, 2000, the Board of Directors of the Company approved an interim dividend of $0.125 per Common share and Class B share which was paid on December 20, 2000 to all shareholders of record as of December 6, 2000. The Company anticipates, subject to approval at the Annual General Meeting, that a final dividend for 2000 of $0.125 per share will be paid in May 2001.

    The Company will hold an extraordinary general meeting of shareholders on March 6, 2001 to approve a share restructuring plan. The objective of the reclassification proposal is to create a simplified and more transparent share capital structure that gives all shareholders a vote on all matters, and will result in only one class of publicly traded shares. The proposed reclassification plan would reclassify the currently outstanding non-voting SNSA Class B shares to Common shares on a one-for-one basis. The existing class of Founder's shares will remain outstanding and continue to constitute 20% of the issued voting shares (Common shares and Founder's shares) of SNSA. The holders of the Founder's shares have agreed to abandon certain special voting rights currently enjoyed by the Founder's shares including, for example, a separate class vote for merger transactions. The Founder's shares have only nominal economic rights and are not considered part of the share capital of the Company. The reclassified Common shares will be listed in Norway on the Oslo Stock Exchange and trade as ADRs in the United States on Nasdaq.

    If shareholders approve this reclassification, SNSA will have outstanding
54.8 million Common shares (which exclude 7.7 million Treasury Common shares) and 15.6 million Founder's shares. The share restructuring plan does not change the underlying economic interests of existing shareholders and will require the approval of the respective shareholders at a general vote of all shares, as well as the separate approval of the holders of each class of shares voting as a separate class.

MARKET RISK

    The Company is exposed to market risk, including changes in interest rates and currency exchange rates. To manage the volatility relating to these exposures on a consolidated basis, the Company enters into derivative transactions for currency exposures in accordance with the Company's policies. The financial impact of these instruments is offset by corresponding changes in the underlying exposures being hedged. The Company does not hold or issue derivative instruments for trading purposes.

CURRENCY RATE EXPOSURE

    The primary purpose of the Company's foreign currency hedging activities is to protect against the volatility associated with foreign currency liabilities arising in the normal course of business. The Company's policy prescribes the range of allowable hedging activity. The Company primarily utilizes forward exchange contracts negotiated with major banks.

INTEREST RATE EXPOSURE

    Based on the Company's overall interest rate exposure as of November 30, 2000, a near-term change in interest rates would not materially affect the Company's consolidated financial position, results of operations, or cash flows. As of November 30, 2000, the large majority of the consolidated debt, after consideration of interest rate swap agreements, was fixed-rate debt (approximately 60%).

    The Company uses a value-at-risk ("VAR") model to assess the market risk of its derivative financial instruments. The model utilizes a variance/covariance modeling technique. VAR models are intended to measure the maximum potential loss for an instrument or portfolio, assuming adverse changes in market conditions for a specific time period and confidence level. As of November 30, 2000, the Company's estimated maximum potential one-day loss in fair value of foreign exchange rate instruments, calculated using the VAR model given a 95% confidence level, would approximate $1.3 million and $2.6 million from adverse changes in foreign exchange rates and interest rates, respectively. Actual experience has shown that gains and losses tend to offset each other over time, and it is highly unlikely that the Company could experience losses such as these over an extended period of time. These amounts should not be considered projections of future losses, since actual results may differ significantly depending upon activity in the global financial markets.

    A discussion of the Company's accounting policies for financial instruments is included in Note 2 to the consolidated financial statements, and disclosure relating to the financial instruments is included in Note 20 to the consolidated financial statements.

ENVIRONMENTAL AND REGULATORY COMPLIANCE

    The results of the Company may be impacted by changing environmental protection laws and regulations enacted by international, national, and local regulators. The operation of the Company's ships carries the risk of catastrophic accident and property loss caused by adverse weather conditions, mechanical failures, human error, war, terrorism, piracy, labor stoppages and other circumstances or events. The transportation of oil and chemicals is subject to the risk of business interruptions and additional costs in the event of spills or casualties befalling Company ships. Such an event may result in loss of revenue or increased costs or both.

    The Company's businesses are subject to various international, national and local governmental laws, which apply to various aspects of the Company's operations, and provide severe penalties for non-compliance. One such law is the U.S. Oil Pollution Act of 1990 ("OPA "90"), which imposes various requirements on shipowners and ship operators in U.S. waters including, among other things, restricting access to U.S. ports to only those tankers with double hulls, stringent financial responsibility requirements and extensive contingency planning requirements, as well as a liability scheme that provides for, under certain circumstances, unlimited liability for pollution accidents occurring in U.S. waters. The Company believes it is currently in compliance with such laws and regulations.

    The terminal operation in the U.S. is subject to the Clean Water Act, the Clean Air Act, OPA "90, and the U.S. Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), which regulate liability for the discharge of pollutants into waterways and noxious emissions into the air; MARPOL Annex II regarding the disposal of by-products from ship cleaning done pursuant to such regulations; the Resource Conservation and Recovery Act regarding the reporting, record keeping and handling of hazardous waste; the Occupational Safety and Health Act regulating the working conditions at U.S. terminals as well as other business facilities; and regulations of the U.S. Department of Transportation pursuant to the Hazardous Materials Transportation Act regarding the packaging, labeling and handling of hazardous materials in the U.S. Terminals located outside of the U.S. are governed by the comparable national and local governmental agencies.

    The Company maintains insurance against physical loss and damage to its assets as well as coverage against liabilities to third parties it may incur in the course of its operations. Assets are insured at replacement cost, market value, or assessed earning power. The owned fleet is currently covered by hull and machinery insurance in the amount of $3.4 billion. Other marine liabilities are insured under marine protection and indemnity insurance policies. These policies have a ceiling of $4.25 billion per incident for all claims other than marine oil pollution. Cover for such incidents is limited to $1 billion per occurrence for ships when calling for ports in the U.S. and other parts of the world. Non-marine liabilities are insured up to $125 million. The Company believes its insurance coverage to be in such form, against such risks, for such amounts and subject to such deductibles as are prudent and normal to those industries in which the Company operates.

FUTURE ADOPTION OF NEW ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and in
June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment to Statement 133. These Statements establish accounting and reporting standards in the U.S. requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The

Statements require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of income, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

    The Company has adopted SFAS No. 133 and SFAS No. 138 as of December 1, 2000, and has identified and designated all derivatives within the scope of SFAS No. 133 and SFAS No. 138. Changes in the fair value of the contracts within the scope of SFAS No. 133 and SFAS No. 138 on December 1, 2000 would increase liabilities and assets by approximately $8.5 million and $3.7 million respectively, with an offsetting amount recorded in accumulated comprehensive income.

EURO

    The Company carried out a review of the potential impact of carrying out business in an additional currency. The financial systems required to provide Euro compliance were successfully upgraded to meet commercial requirements during the year. Any foreign exchange risks will be assessed and managed as part of the Company's foreign exchange program.

FORWARD-LOOKING STATEMENTS

    Certain statements in this Annual Report, including the message from the Chairman, describe plans or expectations for the future and constitute "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; asset operational performance; raw material costs and availability; currency fluctuations; disease and other natural causes; immaturity of aquaculture technology; the loss of any significant customers; changes in business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; changes in, or the failure or inability to comply with, government regulations; and adverse weather conditions. Additional information concerning these, as well as other factors, is contained from time to time in the Company's U.S. Securities and Exchange Commission ("SEC") filings, including, but not limited to, the Company's report on Form 20-F for the year ended November 30, 1999. Copies of these filings may be obtained by contacting the Company or the SEC.

                      SELECTED CONSOLIDATED FINANCIAL DATA

FOR THE YEARS ENDED NOVEMBER 30,
(IN MILLIONS, EXCEPT PER SHARE DATA)           2000(b)      1999       1998       1997       1996
------------------------------------           --------   --------   --------   --------   --------
Net operating revenue........................  $2,268.6   $1,780.9   $1,796.6   $1,526.1   $1,350.5
Income from operations.......................  $   91.3   $  112.2   $  190.3   $  165.6   $  136.1
Net income (loss)............................  $  (12.4)  $   46.9   $   96.3   $  237.1   $   91.9
                                               --------   --------   --------   --------   --------
Earnings per share
  Basic......................................  $  (0.23)  $   0.86   $   1.76   $   4.34   $   1.73
  Diluted....................................  $  (0.23)  $   0.86   $   1.75   $   4.28   $   1.72
Weighted average number of Common and
  Class B shares and equivalents outstanding
  Basic......................................      54.7       54.5       54.7       54.7       53.2
  Diluted....................................      54.7       54.8       55.0       55.4       53.4
Cash dividends paid per share................  $   0.25   $  0.375   $   0.50   $   0.50   $   0.25
Other data:
Non-recurring income items, net (a)..........  $    1.5   $   11.6   $   17.7   $  134.6   $    2.9
                                               ========   ========   ========   ========   ========

AS OF NOVEMBER 30, (IN MILLIONS, EXCEPT PER
  SHARE DATA)
---------------------------------------------
Current assets less current liabilities
  (including current portion of long-term
  debt)......................................  $  (46.9)  $  111.3   $  132.4   $  112.0   $   41.8
Total assets.................................  $3,727.3   $3,058.4   $3,008.1   $2,402.8   $1,978.5
Long-term debt and capital lease obligations
  (including current portion)................  $1,415.0   $1,179.4   $1,128.9   $  776.6   $  719.7
Shareholders' equity.........................  $1,095.8   $1,141.6   $1,132.4   $1,062.6   $  884.8
Book value per share.........................  $  20.00   $  20.91   $  20.78   $  19.35   $  16.26
Total number of Common and Class B shares
  outstanding................................      54.8       54.6       54.5       54.9       54.4
                                               ========   ========   ========   ========   ========

------------------------

(a) Non-recurring items, net, comprise the items set out below. It should not be interpreted that all unique or one-time items have been identified as non-recurring items nor should it be interpreted that items similar in nature to the non-recurring items described below, will not recur in future periods. 2000--recognition of tax benefits of net operating loss carryforwards ($2.6 million), gain on disposal of assets ($2.2 million) and restructuring charges ($3.3 million); 1999--recognition of tax benefits of net operating loss carryforwards ($11.0 million), restructuring charges ($4.4 million), and gain on disposal of assets ($5.0 million); 1998--benefit arising from the change in the drydock accounting policy in Stolt Offshore after minority interest ($1.3 million), gain on insurance settlement
    ($10.2 million), and gain on disposal of assets ($6.2 million); 1997--cumulative charge (to December 1, 1996) of implementing SFAS 121 ($22.9 millions, net of taxes), gain on sale of common stock of subsidiary, net ($139.5 million), extraordinary gain on early repayment of debt
    ($7.4 million), and gain on disposal of assets ($10.6 million); 1996--restructuring charges ($3.9 million) and gain on disposal of assets ($6.8 million).
(b) As restated.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the shareholders of Stolt-Nielsen S.A.:

    We have audited the accompanying consolidated balance sheets of Stolt-Nielsen S.A. (a Luxembourg company) and subsidiaries (the "Company") as of November 30, 2000 (as restated - See Note 22) and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended November 30, 2000 (as restated - See Note 22). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stolt-Nielsen S.A. and subsidiaries as of November 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

New York, New York
January 31, 2001
(except with respect to the matter discussed in Note 22, as to which the date is October 24, 2001)

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

                       CONSOLIDATED STATEMENTS OF INCOME

                        FOR THE YEARS ENDED NOVEMBER 30,
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 2000         1999         1998
                                                              ----------   ----------   ----------
                                                            (As Restated)
NET OPERATING REVENUE:
Stolt-Nielsen Transportation Group:
  Tankers...................................................  $  691,775   $  618,038   $  657,821
  Tank Containers...........................................     223,708      206,116      218,789
  Terminals.................................................      59,298       55,350       53,768
                                                              ----------   ----------   ----------
                                                                 974,781      879,504      930,378
                                                              ----------   ----------   ----------
Stolt Offshore..............................................     983,420      640,726      649,764
Stolt Sea Farm..............................................     310,429      260,707      216,483
                                                              ----------   ----------   ----------
                                                               2,268,630    1,780,937    1,796,625
                                                              ----------   ----------   ----------
OPERATING EXPENSES:
Stolt-Nielsen Transportation Group:
  Tankers...................................................     581,874      529,475      539,696
  Tank Containers...........................................     179,586      163,562      163,787
  Terminals.................................................      35,328       34,926       37,204
                                                              ----------   ----------   ----------
                                                                 796,788      727,963      740,687
                                                              ----------   ----------   ----------
Stolt Offshore..............................................     930,046      568,304      540,891
Stolt Sea Farm..............................................     257,902      214,020      184,964
                                                              ----------   ----------   ----------
                                                               1,984,736    1,510,287    1,466,542
                                                              ----------   ----------   ----------
  GROSS PROFIT..............................................     283,894      270,650      330,083
Equity in net income (loss) of non-consolidated joint
  ventures (Note 4).........................................      (3,127)       4,690       17,250
Administrative and general expenses.........................    (186,125)    (158,746)    (157,061)
Restructuring charges (Note 6)..............................      (3,320)      (4,414)          --
                                                              ----------   ----------   ----------
  INCOME FROM OPERATIONS....................................      91,322      112,180      190,272
                                                              ----------   ----------   ----------
NON-OPERATING (EXPENSE) INCOME:
Interest expense............................................    (111,681)     (71,467)     (60,657)
Interest income.............................................       6,147        6,104        7,342
Foreign currency exchange gain (loss), net..................      (2,039)       2,449         (288)
Gain on disposal of assets, net (Note 7)....................       2,172        5,013       16,384
Other, net..................................................         744        1,932        2,365
                                                              ----------   ----------   ----------
                                                                (104,657)     (55,969)     (34,854)
                                                              ----------   ----------   ----------
  INCOME (LOSS) BEFORE INCOME TAX PROVISION AND MINORITY
    INTEREST................................................     (13,335)       56,211      155,418
Income tax provision (Note 9)...............................     (15,374)        (481)     (26,530)
                                                              ----------   ----------   ----------
  INCOME (LOSS) BEFORE MINORITY INTEREST....................     (28,709)      55,730      128,888
                                                              ----------   ----------   ----------
Minority interest (Note 8)..................................      16,314       (8,822)     (32,613)
                                                              ----------   ----------   ----------
  NET INCOME (LOSS).........................................  $  (12,395)  $   46,908   $   96,275
                                                              ==========   ==========   ==========
EARNINGS (LOSS) PER COMMON AND CLASS B SHARE AND EQUIVALENTS
  (NOTE 2):
  Basic.....................................................  $    (0.23)  $     0.86   $     1.76
  Diluted...................................................       (0.23)        0.86         1.75
                                                              ==========   ==========   ==========
WEIGHTED AVERAGE NUMBER OF COMMON AND CLASS B SHARES AND
  EQUIVALENTS OUTSTANDING:
  Basic.....................................................      54,684       54,526       54,732
  Diluted...................................................      54,684       54,806       54,998
                                                              ==========   ==========   ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                          CONSOLIDATED BALANCE SHEETS

AS OF NOVEMBER 30, (IN THOUSANDS EXCEPT SHARE NUMBERS)           2000         1999
------------------------------------------------------        ----------   ----------
                                                            (As Restated)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   28,770   $   20,372
  Trade receivables, net of allowance for doubtful accounts
    of $12,455 in 2000 and $10,713 in 1999..................     396,757      317,032
  Inventories (Note 10).....................................     165,655      141,061
  Receivables from related parties (Note 4).................      33,094       16,007
  Restricted cash deposits (Note 11)........................       4,526        2,271
  Prepaid expenses and other current assets (Note 9)........     127,577       88,886
                                                              ----------   ----------
    TOTAL CURRENT ASSETS....................................     756,379      585,629
                                                              ----------   ----------
FIXED ASSETS, AT COST:
  Tankers...................................................   1,946,881    1,669,710
  Tankers under construction................................      68,017      234,808
  Tank containers...........................................     126,439      163,570
  Terminal facilities.......................................     301,094      270,463
  Subsea ships and facilities...............................   1,042,972      614,295
  Seafood facilities........................................     133,062      119,448
  Other.....................................................      44,145       32,627
                                                              ----------   ----------
                                                               3,662,610    3,104,921
Less--accumulated depreciation and amortization.............  (1,111,955)    (988,501)
                                                              ----------   ----------
                                                               2,550,655    2,116,420
                                                              ----------   ----------
Investments in non-consolidated joint ventures and other
  assets (Note 4)...........................................     217,955      177,065
Deferred income tax asset (Note 9)..........................      27,199       22,515
Goodwill and other intangible assets, net of accumulated
  amortization of $38,285 in 2000 and $26,273 in 1999 (Note
  5)........................................................     175,115      156,759
                                                              ----------   ----------
    TOTAL ASSETS............................................  $3,727,303   $3,058,388
                                                              ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term bank loans (Note 12)...........................  $  131,337   $   34,103
  Current maturities of long-term debt and capital lease
    obligations (Note 13)...................................      67,506       62,395
  Accounts payable..........................................     315,133      140,096
  Accrued voyage expenses...................................      56,184       69,233
  Other accrued and current liabilities (Note 9)............     233,145      168,454
                                                              ----------   ----------
    TOTAL CURRENT LIABILITIES...............................     803,305      474,281
                                                              ----------   ----------
Long-term debt and capital lease obligations (Note 13)......   1,347,469    1,117,008
Minority interest (Note 8)..................................     317,943      232,630
Deferred income tax liability (Note 9)......................      38,952       21,539
Other non-current liabilities...............................     123,802       71,304
Commitments and contingencies (Note 15).....................
SHAREHOLDERS' EQUITY:
  Founder's shares: no par value--15,000,000 shares
    authorized, 7,970,864 shares issued and outstanding in
    2000, and 7,820,109 shares issued and outstanding in
    1999, at stated value...................................          --           --
  Capital stock:
    Common shares: no par value--60,000,000 authorized,
     31,883,456 shares issued in 2000 and 31,280,438 shares
     issued in 1999, at stated value........................      31,884       31,280
    Class B shares: no par value--60,000,000 authorized,
     30,648,690 shares issued in 2000 and 30,974,974 shares
     issued in 1999, at stated value........................      30,649       30,975
    Paid-in surplus.........................................     383,353      347,654
    Retained earnings.......................................     884,959      911,040
    Accumulated other comprehensive loss....................    (100,989)     (45,299)
                                                              ----------   ----------
                                                               1,229,856    1,275,650
                                                              ----------   ----------
Less--Treasury stock-at cost, 7,688,810 Common shares in
  2000, and 1,921,905 Common shares and 5,766,905 Class B
  shares in 1999............................................    (134,024)    (134,024)
                                                              ----------   ----------
    TOTAL SHAREHOLDERS' EQUITY..............................   1,095,832    1,141,626
                                                              ----------   ----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............  $3,727,303   $3,058,388
                                                              ==========   ==========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                ACCUMULATED
                                                                                   OTHER
                                  CAPITAL    PAID-IN    TREASURY    RETAINED   COMPREHENSIVE   COMPREHENSIVE
                                   STOCK     SURPLUS      STOCK     EARNINGS   INCOME (LOSS)   INCOME (LOSS)
                                  --------   --------   ---------   --------   -------------   -------------
BALANCE, NOVEMBER 30, 1997......  $62,131    $346,437   $(125,540)  $815,795     $ (36,266)
Exercise of stock options for
  39,863 Common shares and
  20,166 Class B shares.........       60         582          --         --            --
Issuance of 9,966 Founder's
  shares........................       --          --          --         --            --
Purchase of treasury
  stock--320,000 Common shares
  and 159,300 Class B shares....       --          --      (8,484)        --            --
Cash dividends paid--$0.50 per
  Common and Class B share......       --          --          --    (27,416)           --
Cash dividends paid--$0.005 per
  Founder's share...............       --          --          --        (39)           --
Net income......................       --          --          --     96,275            --       $ 96,275
Translation adjustments, net....       --          --          --         --         8,832          8,832
                                                                                                 --------
Comprehensive income............                                                                  105,107
                                  -------    --------   ---------   --------     ---------       --------
BALANCE, NOVEMBER 30, 1998......   62,191     347,019    (134,024)   884,615       (27,434)
Exercise of stock options for
  43,125 Common shares and
  21,562 Class B shares.........       64         635          --         --            --
Issuance of 10,781 Founder's
  shares........................       --          --          --         --            --
Cash dividends paid--$0.375 per
  Common and Class B share......       --          --          --    (20,444)           --
Cash dividends paid--$0.005 per
  Founder's share...............       --          --          --        (39)           --
Net income......................       --          --          --     46,908                       46,908
Other comprehensive income
  (loss):
  Translation adjustments,
    net.........................       --          --          --         --       (21,767)       (21,767)
  Unrealized gains on
    securities..................       --          --          --         --         3,902          3,902
                                                                                                 --------
Other comprehensive loss........                                                                  (17,865)
                                                                                                 --------
Comprehensive income............                                                                   29,043
                                  -------    --------   ---------   --------     ---------       --------
BALANCE, NOVEMBER 30, 1999......   62,255     347,654    (134,024)   911,040       (45,299)
Exercise of stock options for
  172,512 Common shares and
  104,226 Class B shares........      278       3,190          --         --            --
Issuance of 150,755 Founder's
  shares........................       --          --          --         --            --
Cash dividends paid--$0.25 per
  Common and Class B share......       --          --          --    (13,647)           --
Cash dividends paid--$0.005 per
  Founder's share...............       --          --          --        (39)           --
Dilution of interest in Stolt
  Offshore (Notes 5 and 22).....       --      32,509          --         --
Net loss........................       --          --          --    (12,395)           --        (12,395)
Other Comprehensive income
  (loss):
  Translation adjustments,
    net.........................       --          --          --         --       (48,611)       (48,611)
  Unrealized loss on
    securities..................       --          --          --         --        (7,079)        (7,079)
                                                                                                 --------
Other comprehensive loss........                                                                  (55,690)
                                                                                                 --------
Comprehensive loss..............                                                                 $(68,085)
                                  -------    --------   ---------   --------     ---------       --------
BALANCE, NOVEMBER 30, 2000......  $62,533    $383,353   $(134,024)  $884,959     $(100,989)
                                  =======    ========   =========   ========     =========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED NOVEMBER 30,
                                                              ---------------------------------
(IN THOUSANDS)                                                  2000        1999        1998
--------------                                                ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)...........................................  $ (12,395)   $  46,908   $  96,275
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES:
    Depreciation of fixed assets............................    184,224     148,238     128,589
    Amortization of intangible assets.......................      8,658       7,963       4,225
    Amortization of drydock costs...........................     16,161      17,296      18,303
    Provisions for reserves and taxes.......................      4,013     (15,372)     26,283
    Equity in net loss (income) of non-consolidated joint
      ventures..............................................      3,127      (4,690)    (17,250)
    Minority interest.......................................    (16,314)      8,822      32,613
    Gain on disposal of assets, net.........................     (2,172)     (5,013)    (16,384)
CHANGES IN ASSETS AND LIABILITIES, NET OF EFFECT OF
  ACQUISITIONS AND DIVESTITURES:
    Decrease (increase) in trade receivables................     21,106      18,341     (21,413)
    (Increase) decrease in inventories......................    (33,716)     12,936      14,685
    (Increase) decrease in prepaid expenses and other
      current assets........................................    (32,075)      3,430     (19,979)
    Increase (decrease) in accounts payable and accrued
      liabilities...........................................     20,342     (30,134)    (14,746)
Payments of drydock costs...................................    (12,048)    (11,400)    (15,632)
Other, net..................................................     (8,110)     (3,039)     (3,607)
                                                              ---------   ---------   ---------
    NET CASH PROVIDED BY OPERATING ACTIVITIES...............    140,801     194,286     211,962
                                                              =========   =========   =========
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (285,787)   (303,296)   (378,809)
  Proceeds from sales of ships and other assets.............     71,975     117,800      57,627
  Acquisition of subsidiaries, net of cash acquired.........   (120,374)    (21,790)   (217,584)
  Investment in and advances to affiliates and others,
    net.....................................................    (12,380)    (38,249)    (31,758)
  Dividends from non-consolidated joint ventures............      2,691      13,154      18,384
  (Increase) decrease in restricted cash deposits...........     (2,583)       (982)      5,756
  Other, net................................................     (9,110)    (14,858)     (9,379)
                                                              ---------   ---------   ---------
    NET CASH USED IN INVESTING ACTIVITIES...................   (355,568)   (248,221)   (555,763)
                                                              =========   =========   =========
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in loans payable to banks, net........     14,266      16,042      (2,455)
  Repayment of long-term debt...............................   (243,240)    (74,414)    (82,731)
  Principal payments under capital lease obligations........    (11,478)     (3,248)     (2,731)
  Proceeds from issuance of long-term debt--Private
    Placement...............................................         --          --     216,000
  Proceeds from issuance of long-term debt--ship
    financing/other.........................................    473,496     117,370     219,074
  Proceeds from exercise of stock options in the Company and
    Stolt Offshore..........................................      5,464       1,282       1,033
  Purchases of treasury stock...............................         --          --      (8,484)
  Dividends paid............................................    (13,686)    (20,483)    (27,455)
                                                              ---------   ---------   ---------
    NET CASH PROVIDED BY FINANCING ACTIVITIES...............    224,822      36,549     312,251
                                                              =========   =========   =========
Effect of exchange rate changes on cash.....................     (1,657)        (18)        755
                                                              ---------   ---------   ---------
    NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....      8,398     (17,404)    (30,795)
Cash and cash equivalents at beginning of year..............     20,372      37,776      68,571
                                                              ---------   ---------   ---------
    CASH AND CASH EQUIVALENTS AT END OF YEAR................  $  28,770   $  20,372   $  37,776
                                                              =========   =========   =========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

    Stolt-Nielsen S.A. ("SNSA"), a Luxembourg company, and subsidiaries (together, the "Company") are engaged in three businesses: Transportation, Subsea, and Seafood.

    The Transportation business, which is carried out through Stolt-Nielsen Transportation Group Ltd. ("SNTG"), is engaged in the worldwide transportation, storage, and distribution of bulk liquid chemicals, edible oils, acids, and other specialty liquids providing its customers with integrated logistics solutions.

    The Subsea business is carried out through Stolt Offshore S.A. ("Stolt Offshore"), a subsidiary in which the Company held a 53% economic interest and a 61% voting interest as of November 30, 2000. Stolt Offshore is one of the world's leading offshore contractors to the oil and gas industry, specializing in technologically sophisticated offshore and subsea engineering, flowline, trunkline and pipeline lay, construction, inspection and maintenance services.

    The Seafood business, wholly-owned by the Company and carried out through Stolt Sea Farm Holdings plc ("SSF"), produces, processes, and markets high quality seafood products, including Atlantic salmon, salmon trout, turbot, halibut, tuna, sturgeon, and caviar.

    In addition, in early 2000 the Company decided to commercialize its expertise in logistics and procurement. Optimum Logistics Ltd. ("OLL") was established to provide internet-based logistics software for the chemical and other bulk materials industries. Prime Supplier Ltd. ("PSL") was established to provide an internet-based total marine procurement system which will make available all products and services needed for marine operations.

2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the financial statements of all majority-owned companies after the elimination of all significant intercompany transactions and balances. The results of Stolt Offshore are included in the consolidated results of the Company, net of minority interests, because the Company holds a 61% voting interest in Stolt Offshore. The Company has equity investments of 50% or less in various affiliated companies which are accounted for using the equity method.

    SNTG operates the Stolt Tankers Joint Service (the "Joint Service"), an arrangement for the coordinated marketing, operation, and administration of tankers owned or chartered by the Joint Service, participants in the deep sea intercontinental market. Net revenue available for distribution to the participants is defined in the Joint Service Agreement as the combined operating revenue of the ships which participate in the Joint Service, less combined voyage expenses, overhead costs, and commission to outside brokers. The net revenue is distributed proportionately to each participant according to a formula which takes into account each ship's cargo capacity, its number of operating days during the period, and an earnings factor assigned. For the years ended November 30, 2000, 1999, and 1998, SNTG received approximately 70%, 66% and 72%, respectively, of the net revenues of the Joint Service. The financial statements of the Joint Service have been included in the accompanying consolidated financial statements, with a provision included in tanker operating expenses for the amount of net revenues distributed to the minority participants. These provisions were approximately $102.6 million, $105.1 million, and $92.8 million for the years ended November 30, 2000, 1999, and 1998, respectively, and include amounts distributed to non-consolidated joint ventures of SNTG of

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
$37.1 million, $35.9 million, and $34.2 million. The amounts distributed are net of commissions to SNTG of $2.3 million for each of the three years ended November 30, 2000. As of November 30, 2000 and 1999, the net amounts payable to participants in which the Company holds an equity interest for amounts to be distributed by the Joint Service were $4.2 million and $1.5 million respectively. These amounts are included in "Other accrued and current liabilities" in the accompanying consolidated balance sheets as of November 30, 2000 and 1999.

REVENUE RECOGNITION

    SNTG--TANKERS Consistent with shipping industry practice, revenues from tanker operations are shown in the consolidated statements of income net of commissions, sublet costs, transshipment, and barging expenses.

    The operating results of voyages in progress at the end of each reporting period are estimated and pro-rated on a per day basis for inclusion in the consolidated statements of income. The consolidated balance sheets reflect the deferred portion of revenues and expenses on voyages in progress at the end of each reporting period as applicable to the subsequent period. As of November 30, 2000 and 1999, deferred revenues of $19.3 million and $36.9 million, respectively, are included in "Other accrued and current liabilities" in the accompanying consolidated balance sheets.

    SNTG--TANK CONTAINERS Revenues for tank containers relate primarily to short-term shipments, with the freight revenue and estimated expenses recognized when the tanks are shipped, based upon contract rates. Additional miscellaneous revenues earned from other sources are recognized after completion of the shipment.

    SNTG--TERMINALS Revenues for terminal operations consist of rental income for the utilization of storage tanks by its customers, with the majority of rental income earned under long-term contracts. These contracts generally provide for fixed rates for the use of the storage tanks and/or the throughput of commodities pumped through the facility. Revenues can also be earned under short-term agreements contracted at spot rates. Revenue is recognized over the time period of usage, or upon completion of specific throughput measures, as specified in the contracts.

    STOLT OFFSHORE Long-term contracts of Stolt Offshore are accounted for using the percentage-of-completion method. Revenue and gross profit are recognized each period based upon the advancement of the work-in-progress unless the stage of completion is insufficient to enable a reasonably certain forecast of gross profit to be established. In such cases, no gross profit is recognized during the period. Provisions for anticipated losses are made in the period in which they become known. A major portion of Stolt Offshore's revenue is billed under fixed-price contracts. However, due to the nature of the services performed, variation orders are commonly billed to the customers in the normal course of business and are recognized as contract revenue only after agreement with the customers has been reached on the scope of the work and the fees to be charged.

    SSF SSF recognizes revenues on dispatch of product to customers net of a provision for returns and allowances.

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent gains and losses at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION

    The Company translates the financial statements of its non-U.S. subsidiaries into U.S. dollars from their functional currencies (usually local currencies) in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 52. Under SFAS No. 52, assets and liabilities denominated in foreign currencies are generally translated at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated at exchange rates which approximate the average rate prevailing during the period. The resulting translation adjustments are recorded in a separate component of accumulated other comprehensive income (loss) as "Translation adjustments, net" in the accompanying consolidated statements of shareholders' equity. Exchange gains and losses resulting from transactions denominated in a currency other than the functional currency are included in "Foreign currency exchange gain (loss), net" in the accompanying consolidated statements of income.

CAPITALIZED INTEREST

    Interest costs during the construction period of significant assets are capitalized and charged to expense over the lives of the related assets. The Company capitalized $8.0 million, $16.4 million, and $16.2 million of interest expense in fiscal years 2000, 1999, and 1998, respectively.

EARNINGS PER SHARE

    Basic earnings per share ("EPS") is computed by dividing net income
(loss) by the weighted average number of shares outstanding during the period. Diluted EPS is computed by adjusting the weighted average number of shares outstanding during the period for all potentially dilutive shares and equivalents outstanding during the period using the treasury stock method. As further discussed in Note 17, Founder's shares, which provide the holder thereof with certain control features, only participate in earnings to the extent of $0.005 per share for years in which dividends are declared, and are limited to $0.05 per share upon liquidation. For purposes of computing EPS, dividends paid on Founder's shares are deducted from earnings to arrive at earnings available to Common and Class B shareholders.

    The outstanding stock options under the Company's 1987 Stock Option Plan and 1997 Stock Option Plan (Note 18) are included in the diluted EPS calculation to the extent they are dilutive. Outstanding options to purchase 2,115,022, and 1,859,851 shares were not included in the computation of diluted earnings per share at November 30, 1999, and 1998, respectively, because to do so would have been antidilutive. Also, no dilutive effect was given to outstanding options in 2000, as the result would have been antidilutive. The following is a reconciliation of the numerator and denominator of the basic and diluted EPS computations.

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                                    FOR THE YEARS ENDED
                                                                        NOVEMBER 30,
                                                              -------------------------------
                                                                2000        1999       1998
                                                              --------    --------   --------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Income (Loss)...........................................  $(12,395)    $46,908    $96,275
Less: Dividends on Founder's shares.........................       (39)       (39)       (39)
                                                              --------     -------    -------
Net income attributable to Common and Class B
  shareholders..............................................  $(12,434)    $46,869    $96,236
                                                              ========     =======    =======
Basic weighted average shares outstanding...................    54,684      54,526     54,732
Options issued to executives (Note 18)......................        --         280        266
                                                              --------     -------    -------
Diluted weighted average shares outstanding.................    54,684      54,806     54,998
                                                              ========     =======    =======
Basic EPS...................................................  $  (0.23)    $  0.86    $  1.76
Diluted EPS.................................................     (0.23)       0.86       1.75
                                                              ========     =======    =======

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include time deposits and certificates of deposit with an original maturity of three months or less.

INVENTORY

    Stolt Offshore inventories are stated at the lower of cost or market value. Cost is generally determined using the weighted average cost method. Mobilization costs (costs, principally labor and materials, of fitting out and preparing equipment for specific contracts) are amortized over the shorter of the expected duration of the related contracts or the estimated useful life of the equipment.

    SSF's raw materials, biomass, and finished goods are valued at average production cost or market price, whichever is lower. Finished goods consist of frozen and processed fish products.

DEPRECIATION OF FIXED ASSETS

    SNTG's tankers are depreciated on a straight-line basis to a residual value of 10% of cost over management's estimate of the ships' useful lives from acquisition, which range up to 25 years.

    SNTG's tank containers are depreciated on a straight-line basis over their estimated useful lives of 20 years.

    SNTG's terminal facility assets are depreciated substantially on a straight-line basis over their estimated useful lives, which primarily range from five to 40 years. The most significant assets, storage tanks, are depreciated over 30 years.

    Stolt Offshore assets are depreciated on a straight-line basis over their estimated useful lives which range from seven to 10 years for operating equipment, six to 25 years for construction support ships, and five to 33 years for buildings and other assets.

    SSF facilities are depreciated substantially on a straight-line basis over their estimated useful lives, which range from four to 20 years.

    Other fixed assets consist primarily of furniture and fixtures, and computer hardware and software which are depreciated on a straight-line basis over their estimated useful lives of three to 10 years.

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Depreciation expense, which excludes amortization of capitalized drydock costs, for the years ended November 30, 2000, 1999, and 1998, was $184.2 million, $148.2 million, and $128.6 million, respectively.

    Drydock costs are capitalized under the deferral method, whereby the Company capitalizes its drydock costs and amortizes them over the period until the next drydock. Amortization of capitalized drydock costs was $16.2 million, $17.3 million, and $18.3 million for the years ended November 30, 2000, 1999, and 1998, respectively. The unamortized portion of capitalized drydock costs of $36.0 million and $36.4 million is included in "Investments in non-consolidated joint ventures and other assets" in the accompanying consolidated balance sheets at November 30, 2000 and 1999, respectively.

    Maintenance and repair costs, which exclude amortization of the costs of ship surveys, drydock, and renewals of tank coatings, for the years ended November 30, 2000, 1999, and 1998, were $76.2 million, $65.6 million, and $56.6 million, respectively, and are included in "Operating Expenses" in the accompanying consolidated statements of income.

SOFTWARE AND WEBSITE DEVELOPMENT COSTS

    The Company accounts for costs of developing internal use software and its websites in accordance with AICPA Statement of Position 98-1, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE," and Emerging Issues Task Force Issue No. 00-2, "ACCOUNTING FOR WEBSITE DEVELOPMENT COSTS." Accordingly, the Company expenses all costs incurred that relate to the planning and post implementation phases of development. Costs incurred in the development phase are capitalized and amortized over the expected useful life of the software, generally between 3 and 5 years. Such costs capitalized in 2000 amounted to $6.8 million. Costs associated with the repair or maintenance of the existing site or the development of website content are expensed as incurred.

FINANCIAL INSTRUMENTS

    The Company enters into forward exchange and options contracts to hedge foreign currency transactions on a continuing basis for periods consistent with its committed exposures. This hedging minimizes the impact of foreign exchange rate movement on the Company's U.S. dollar results. The Company's foreign exchange contracts do not subject the Company's results of operations to risk due to exchange rate movements because gains and losses on these contracts generally offset gains and losses on the assets and liabilities being hedged. Contracts are generally held to their maturity date, which matches that of the assets or liabilities hedged.

    Gains and losses on these foreign exchange contracts are deferred and included in the basis of the transaction when it is completed. Losses are not deferred if it is estimated that deferral would lead to recognizing losses in later periods.

    The Company also uses interest rate swaps to hedge certain underlying debt obligations. For qualifying hedges, the interest rate differential is reflected as an adjustment to interest expense over the life of the swap.

    The Company does not engage in foreign currency speculation.

    Cash flows resulting from hedge contracts which are accounted for as hedges of identifiable transactions or events are classified in the consolidated statements of cash flows in the same category

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) as the cash flows from the items being hedged. Net cash flows from such contracts in 2000, 1999, and 1998 were not significant.

CONSOLIDATED STATEMENTS OF CASH FLOWS

    Cash paid for interest and income taxes was as follows:

                                                              FOR THE YEARS ENDED NOVEMBER 30,
                                                              ---------------------------------
                                                                2000        1999        1998
                                                              ---------   ---------   ---------
(IN THOUSANDS)
Interest, net of amounts capitalized........................  $102,279     $71,145     $58,353
Income taxes................................................    35,165      13,074       8,534
                                                              ========     =======     =======

    Stolt Offshore Class A shares issued in connection with the acquisitions of ETPM and Danco A/S in 2000 amounted to $139.1 million. Debt assumed in the Stolt Offshore acquisition of ETPM S.A. amounted to $89.4 million in 2000, and capital lease obligations assumed in 2000 amounted to $32.0 million.

    Debt assumed in SSF acquisitions in 2000 amounted to $4.2 million. Debt assumed in the SSF acquisition of International Aqua Foods Ltd. amounted to $9.2 million in 1999.

INVESTMENT SECURITIES

    The Company determines the appropriate classification of equity securities at the time of purchase. Equity securities classified as available for sale are measured at fair value. Material unrealized gains and losses, net of tax, are recorded as a separate component of other comprehensive income (loss) until realized. As of November 30, 2000 and 1999, available-for-sale investments of $21.2 million and $29.3 million are included in "Investments in non-consolidated joint ventures and other assets" in the accompanying consolidated balance sheets.

GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill represents the excess of the purchase price over the fair value of certain assets acquired. Goodwill and other intangible assets, which include patents and trademarks, are being amortized on a straight-line basis, over periods of five to 40 years. The Company continuously monitors the realizable value of goodwill and other intangible assets using expected related future undiscounted cash flows. Total amortization of goodwill and other intangibles was $8.7 million, $8.0 million, and $4.2 million in 2000, 1999, and 1998, respectively.

STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION." This statement establishes a fair value method of accounting for an employee stock option or similar equity instrument but allows companies to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES." The Company has elected to continue accounting for its stock-based compensation awards

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) to employees and directors under the accounting prescribed by APB Opinion No. 25 and to provide the disclosures required by SFAS No. 123 (Note 18).

COMPREHENSIVE INCOME

    In 1999, the Company adopted SFAS No. 130, "REPORTING COMPREHENSIVE INCOME." The Statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income, foreign currency translation adjustments, and unrealized gains on securities and is presented in the consolidated statements of shareholders' equity. The adoption of SFAS
No. 130 had no impact on the Company's financial position, results of operations or cash flows.

FUTURE ADOPTION OF NEW ACCOUNTING STANDARDS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and in June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment to Statement 133. These Statements establish accounting and reporting standards in the U.S. requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statements require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of income, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

    The Company has adopted SFAS No. 133 and SFAS No. 138 as of December 1, 2000, and has identified and designated all derivatives within the scope of SFAS No. 133 and SFAS No. 138. Changes in the fair value of the contracts within the scope of SFAS No. 133 and SFAS No. 138 on December 1, 2000 would increase liabilities and assets by approximately $8.5 million and $3.7 million respectively, with an offsetting amount recorded in accumulated comprehensive income.

RECLASSIFICATION

    Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current year presentation.

3. BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION

    In 1999, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which changed the way the Company reports information about its operating segments.

    The Company has three reportable segments from which it derives its revenues: SNTG, Stolt Offshore, and SSF. The reportable segments reflect the internal organization of the Company and are strategic businesses that offer different products and services. The SNTG business provides worldwide logistic solutions for the transportation, storage, and distribution of bulk liquid chemicals, edible oils, acids, and other specialty liquids. Additional information is provided below that may contribute to a greater understanding of the SNTG business. Stolt Offshore provides engineering, flowline lay, construction, inspection, and maintenance services to the offshore oil and gas industry. SSF produces

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

3. BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION (CONTINUED) and markets seafood products. The "Corporate and Other" category includes corporate-related items, the minority interest in Stolt Offshore, and the results of OLL, PSL and all other insignificant operations not reportable under the other segments.

    The basis of measurement and accounting policies of the reportable segments are the same as those described in Note 2. The Company measures segment performance based on net income. Inter-segment sales and transfers are not significant and have been eliminated and are not included in the following table. Indirect costs and assets have been apportioned within SNTG on the basis of corresponding direct costs and assets. Interest and income taxes are not allocated.

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

3. BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION (CONTINUED)

    Summarized financial information concerning each of the Company's reportable segments is as follows:

                                                   FOR THE YEAR ENDED NOVEMBER 30, 2000
                             --------------------------------------------------------------------------------
                                STOLT-NIELSEN TRANSPORTATION GROUP
                             ----------------------------------------              STOLT
                                          TANK                           STOLT      SEA    CORPORATE
(IN MILLIONS)                TANKERS   CONTAINERS   TERMINALS   TOTAL   OFFSHORE   FARM    AND OTHER   TOTAL
-------------                -------   ----------   ---------   -----   --------   -----   ---------   ------
Net operating revenue......   $ 692       $224         $59      $ 975    $ 983     $311      $ --      $2,269
Depreciation and
  amortization including
  drydocking...............     (94)        (9)        (10)      (113)     (86)     (10)                 (209)
Equity in net (loss) income
  of non-consolidated joint
  ventures.................     (13)        --           3        (10)       6        1        --          (3)
Restructuring Charges......      --         --          --         --       (3)      --        --          (3)
Income (loss) from
  operations...............      40         20          19         79       (5)      31       (14)         91
Interest expense, net......      --         --          --        (69)     (30)      (7)       --        (106)
Income tax (expense)
  benefit..................      --         --          --        (12)       4       (7)       --         (15)
Net income (loss)..........      --         --          --          1      (34)      18         3         (12)
Capital expenditures.......     150         27          29        206       62       12         6         286
Investments in non-
  consolidated joint
  ventures.................      15          2          46         63       35        4        --         102
Segment assets.............   1,612        157         262      2,031    1,403      284         9       3,727

                                                               FOR THE YEAR ENDED NOVEMBER 30, 1999
                                     -----------------------------------------------------------------------------------------
                                          STOLT-NIELSEN TRANSPORTATION GROUP
                                     --------------------------------------------               STOLT     CORPORATE
                                                   TANK                              STOLT       SEA         AND
(IN MILLIONS)                        TANKERS    CONTAINERS   TERMINALS    TOTAL     OFFSHORE     FARM       OTHER      TOTAL
-------------                        --------   ----------   ---------   --------   --------   --------   ---------   --------
Net operating revenue..............   $ 618        $206         $55       $ 879       $641       $261     $    --      $1,781
Depreciation and amortization
  including drydocking.............     (84)        (11)        (10)       (105)       (60)        (9)         --        (174)
Equity in net (loss) income of non-
  consolidated joint ventures......      (2)                      2          --          5         --          --           5
Restructuring charges..............      (2)         --          --          (2)        (2)        --          --          (4)
Income from operations.............      27          18          15          60         24         28          --         112
Interest expense, net..............      --          --          --         (42)       (17)        (6)         --         (65)
Income tax (expense) benefit.......      --          --          --          (9)         9         --          --          --
Net income (loss)..................      --          --          --          18         16         22          (9)         47
Capital expenditures...............     175           9           7         191         91         21          --         303
Investments in non-consolidated
  joint ventures...................      16           2          40          58          4          4          --          66
Segment assets.....................   1,551         173         233       1,957        843        258          --       3,058

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

3. BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION (CONTINUED)

                                                               FOR THE YEAR ENDED NOVEMBER 30, 1998
                                     -----------------------------------------------------------------------------------------
                                          STOLT-NIELSEN TRANSPORTATION GROUP
                                     --------------------------------------------               STOLT     CORPORATE
                                                   TANK                              STOLT       SEA         AND
(IN MILLIONS)                        TANKERS    CONTAINERS   TERMINALS    TOTAL     OFFSHORE     FARM       OTHER      TOTAL
-------------                        --------   ----------   ---------   --------   --------   --------   ---------   --------
Net operating revenue..............   $ 658        $219         $54       $ 931       $650       $216     $    --      $1,797
Depreciation and amortization
  including drydocking.............     (81)        (13)        (10)       (104)       (39)        (8)         --        (151)
Equity in net income of non-
  consolidated joint ventures......       2          --          --           2         15         --          --          17
Income from operations.............      61          29           8          98         78         14          --         190
Interest expense, net..............      --          --          --         (40)        (5)        (8)         --         (53)
Income tax expense.................      --          --          --          (4)       (18)        (5)         --         (27)
Net income (loss)..................      --          --          --          64         57          7         (32)         96
Capital expenditures...............     206          20          16         242        123         14          --         379
Investments in non-consolidated
  joint ventures...................      18           2          25          45         10          3          --          58
Segment assets.....................   1,485         220         217       1,922        877        209          --       3,008

    The following table sets out net operating revenue by country for the Company's reportable segments. SNTG net operating revenue is allocated on the basis of the country in which it is loaded. Tankers and Tank Containers operate in a significant number of countries. Revenues from specific foreign countries which contribute over 10% of total net operating revenue are disclosed separately. SSF net operating revenue is primarily allocated on the basis of the country in which the sale is generated. Stolt Offshore net operating revenue is primarily allocated based on the geographic distribution of its activities. SEAME represents Southern Europe, Africa and the Middle East.

                                                               FOR THE YEARS ENDED
                                                                  NOVEMBER 30,
                                                              ---------------------
(IN MILLIONS)                                                 2000    1999    1998
-------------                                                 -----   -----   -----
NET OPERATING REVENUE:
Stolt-Nielsen Transportation Group--
  Tankers:
    United States...........................................  $278    $272    $294
    South America...........................................    58      48      46
    Netherlands.............................................    47      43      40
    Other Europe............................................   105     100     110
    Malaysia................................................    54      44      47
    Other Asia..............................................   118     110     138
    Other...................................................    85      54      41
  Less commissions, sublet costs, transshipment and barging
    expenses................................................   (53)    (53)    (58)
                                                              ----    ----    ----
                                                              $692    $618    $658
                                                              ====    ====    ====

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

3. BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION (CONTINUED)

                                                               FOR THE YEARS ENDED
                                                                  NOVEMBER 30,
                                                              ---------------------
(IN MILLIONS)                                                 2000    1999    1998
-------------                                                 -----   -----   -----
Stolt-Nielsen Transportation Group--
  Tank Containers:
    United States...........................................  $ 80    $ 73    $ 76
    South America...........................................     9       7       8
    France..................................................    23      24      22
    Other Europe............................................    55      46      54
    Japan...................................................    16      25      26
    Other Asia..............................................    39      30      28
    Other...................................................     2       1       5
                                                              ----    ----    ----
                                                              $224    $206    $219
                                                              ====    ====    ====
Stolt-Nielsen Transportation Group--
  Terminals:
    United States...........................................  $ 52    $ 49    $ 48
    Brazil..................................................     7       6       6
                                                              ----    ----    ----
                                                              $ 59    $ 55    $ 54
                                                              ====    ====    ====
Stolt Offshore:
  Asia Pacific..............................................  $ 40    $ 43    $ 38
  North America.............................................   122     156      65
  Norway....................................................   199     165      98
  SEAME.....................................................   445      57      56
  South America.............................................    53      56      57
  United Kingdom............................................   124     162     335
  Other Corporate...........................................    --       2       1
                                                              ----    ----    ----
                                                              $983    $641    $650
                                                              ====    ====    ====
Stolt Sea Farm:
  United States.............................................  $118    $104    $ 79
  Canada....................................................    16      14       9
  United Kingdom............................................    13      21      12
  Norway....................................................    52      11      10
  Spain.....................................................    10      12      12
  Japan.....................................................    70      48      41
  Others, net...............................................    32      51      53
                                                              ----    ----    ----
                                                              $311    $261    $216
                                                              ====    ====    ====

    During 2000, 1999, and 1998, no one customer accounted for more than 10% of the Company's revenues.

    The following table sets out long-lived assets by country for the Company's reportable segments. For SNTG, long-lived assets by country is only reportable for the terminals operations. SNTG's tanker and tank container operations operate on a worldwide basis and are not restricted to specific locations. Accordingly, it is not possible to allocate the assets of these operations to specific countries. The total

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

3. BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION (CONTINUED) net book value of long-lived assets for tankers amounted to $1,461 million and $1,423 million, and for tank containers amounted to $102 million and $128 million, at November 30, 2000 and 1999, respectively. A large proportion of Stolt Offshore long-term assets are mobile assets that are utilized globally, and therefore cannot be directly attributed to any one geographical region. These long-term assets are represented as Other Corporate in the table below.

                                                                  AS OF
                                                              NOVEMBER 30,
                                                              -------------
(IN MILLIONS)                                                 2000    1999
-------------                                                 -----   -----
LONG-LIVED ASSETS:
Stolt-Nielsen Transportation Group--
  Terminals:
  United States.............................................  $162    $142
  Brazil....................................................    33      34
  Singapore.................................................    31      27
  Korea.....................................................    14      12
  Others....................................................     5       4
                                                              ----    ----
                                                              $245    $219
                                                              ====    ====
Stolt Offshore:
  United Kingdom............................................  $ 27    $ 15
  Norway....................................................     7       8
  Asia Pacific..............................................    16      21
  SEAME.....................................................    73       7
  South America.............................................    66      35
  North America.............................................    89     115
  Other Corporate...........................................   587     247
                                                              ----    ----
                                                              $865    $448
                                                              ====    ====
Stolt Sea Farm:
  United States.............................................  $ 11    $  5
  Canada....................................................    18      24
  United Kingdom............................................     4       4
  Norway....................................................    16      12
  Spain.....................................................     7      10
  Others....................................................     6       5
                                                              ----    ----
                                                              $ 62    $ 60
                                                              ====    ====

    Long-lived assets exclude long-term restricted cash deposits, long-term deferred tax assets, long-term pension assets, goodwill, and intangibles.

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

4. EQUITY INVESTMENTS

    Summarized financial information for the Company's non-consolidated joint ventures, representing 100% of the respective amounts included in the joint ventures' financial statements, is as follows:

    Income statement data:

                                                           FOR THE YEARS ENDED
                                                              NOVEMBER 30,
                                                          ---------------------
(IN MILLIONS)                                             2000    1999    1998
-------------                                             -----   -----   -----
Net operating revenue...................................  $552    $486    $331
Gross profit............................................    50      67      63
Net income..............................................    10      24      39

    Balance sheet data:

                                                                   AS OF
                                                               NOVEMBER 30,
                                                              ---------------
(IN MILLIONS)                                                 2000       1999
-------------                                                 ----       ----
Current assets..............................................  $266       $198
Non-current assets..........................................   312        332
Current liabilities.........................................   298        184
Non-current liabilities.....................................   213        240

    The income statement data for the joint ventures presented above includes the following expenses related to transactions with the Company:

                                                          FOR THE YEARS ENDED
                                                             NOVEMBER 30,
                                                         ---------------------
(IN MILLIONS)                                            2000    1999    1998
-------------                                            -----   -----   -----
Charter hire expense...................................  $56.3   $59.6   $48.4
Management and other fees..............................   41.1    34.8    22.2
Freight and Joint Service Commission...................    3.8     1.0     1.2
Interest expense.......................................    1.3     0.7     1.8

    The joint ventures also recorded the following revenues related to transactions with the Company:

                                                          FOR THE YEARS ENDED
                                                             NOVEMBER 30,
                                                         ---------------------
(IN MILLIONS)                                            2000    1999    1998
-------------                                            -----   -----   -----
Charter hire revenue...................................  $72.0   $37.0   $29.6
Tank container cleaning station revenue................    2.0     5.1     4.5
Rental income (from office building leased to the
  Company).............................................    2.3     2.3     2.3

    The balance sheet data includes:

                                                                   AS OF
                                                               NOVEMBER 30,
                                                              ---------------
(IN MILLIONS)                                                 2000       1999
-------------                                                 ----       ----
Amounts due from the Company................................  $5.1       $3.3
Amounts due to the Company..................................  54.2       30.9

    Included within "Amounts due to the Company" is $33.1 million and $16.0 million at November 30, 2000 and 1999, respectively, for trading balances. These amounts are reflected in the consolidated balance sheets as "Receivables from related parties."

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

5. BUSINESS ACQUISITIONS

    On December 7, 1999, Stolt Offshore completed a transaction to form a joint venture entity, NKT Flexibles I/S ("NKT"), a manufacturer of flexible flowlines and dynamic flexible risers for the offshore oil and gas industry. NKT is owned 51% by NKT Holdings A/S, and 49% by Stolt Offshore. This transaction was effected by the acquisition of Danco A/S, a wholly-owned Norwegian company, which holds the investment in the joint venture entity. Stolt Offshore issued 1,758,242 Stolt Offshore Class A shares with an average guaranteed value of $14.475 per share and paid $10.5 million in cash for its 49% interest in NKT, for a total consideration of $36.0 million. As a result of the share price guarantee, the Company recorded the reduction of its economic interest in Stolt Offshore, at the time of the transaction, from 45% to 43% as an addition to Paid-in Surplus.

    The acquisition of Danco A/S has been accounted for by the purchase method of accounting and, accordingly, the operating results have been included in the Company's consolidated results of operations from the date of acquisition. The excess of cash paid over the fair value of net assets acquired has been recorded as goodwill of $2.1 million at the date of acquisition.The goodwill is being amortized over 20 years. The Company accounts for the investment in NKT as a non-consolidated joint venture under the equity method.

    On December 16, 1999, Stolt Offshore acquired approximately 55% of the French offshore construction and engineering company ETPM S.A. ("ETPM"), a wholly owned subsidiary of Groupe GTM S.A. ("GTM"), the construction affiliate of Suez Lyonnaise des Eaux S.A. The remaining 45% was acquired on February 4, 2000. The purchase price was comprised of $111.6 million in cash; the issuance of 6,142,857 Stolt Offshore Class A shares at a maximum guaranteed price of $18.50 per share, giving a value of $113.6 million; and acquisition costs of $3.4 million. Stolt Offshore also entered into a hire purchase arrangement for two ships owned by GTM, the Seaway Polaris and the DLB 801, with an early purchase option after two years. The net present value of this arrangement at the date of acquisition was approximately $32.0 million. In addition, Stolt Offshore assumed debt of $18.4 million that was due from ETPM to GTM and assumed debt of $71.0 million that was due to third parties. The total purchase price was $350.0 million. This acquisition was initially funded by cash provided by SNSA, which have been replaced by a bridging finance facility with Den norske Bank ASA for $150.0 million, that has now been repaid. As a result of the share price guarantee, the Company recorded the reduction of its economic interest in Stolt Offshore, at the time of the transaction, from 43% to 40% as an addition to Paid-in Surplus.

    The acquisition has been accounted for by the purchase method of accounting and, accordingly, the operating results have been included in the Company's consolidated results of operations from the date of acquisition. The acquisition generated negative goodwill of $7.1 million and acquired non-current assets have been reduced by this amount.

    The guaranteed minimum share price of the Stolt Offshore Class A shares issued to GTM is $17.50 per share for the first six months after closing and increases by $0.25 every six months up to a maximum of $18.50 per share after 24 months. For the first 24 months after closing, GTM is free to sell all or part of their Stolt Offshore Class A shares at any time. Stolt Offshore will only be obliged to honor its minimum price guarantee in the event Stolt Offshore elects to arrange such sale. From the period of 24 to 30 months after the closing, Stolt Offshore may force GTM to sell its shares in Stolt Offshore. From the period of 24 to 30 months after the closing, GTM may request that Stolt Offshore arrange to sell GTM's shares in Stolt Offshore. In each case, the minimum price guarantee will apply. From the period of 24 to 30 months after the closing, GTM continues to have the right to sell all or part of its shares in Stolt Offshore. For those shares that GTM has not sold by month 30 after the

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

5. BUSINESS ACQUISITIONS (CONTINUED) closing, GTM can require Stolt Offshore to sell GTM's shares in Stolt Offshore and the minimum price guarantee will apply. After 30 months after closing, the guarantee lapses. Any settlement due to the minimum share price guarantee will be made in cash. Cash payments made in connection with the share price guarantee, if warranted, will reduce the Company's Paid-in Surplus. If the market value of Stolt Offshore shares at the time of the settlement of the share price guarantee is less than the net book value of the Company's investment in Stolt Offshore, such shortfall will be recorded as a loss in the Company's consolidated statement of income.

    On August 18, 1998, Stolt Offshore acquired the Ceanic Corporation for a cash purchase price of approximately $218.9 million, including transaction costs. The transaction has been accounted for under the purchase method of accounting. The purchase price generated goodwill of approximately
$114.8 million at November 30, 1998. This was adjusted during 1999 to $122.1 million. The adjustment reflects a reassessment of the value of certain intangible assets within Ceanic and their related deferred tax liabilities. The goodwill is being amortized on a straight-line basis over 25 years.

    The Company's share in the results of the former ETPM and Danco A/S have been included in the consolidated statements of income from the date of acquisition. The following unaudited pro forma information for 1999 presents a summary of the consolidated results of operations of the Company, and the former ETPM entities and Danco A/S as if the acquisitions occurred at the beginning of 1999. Since the acquisitions of ETPM and Danco A/S occurred close to the start of the 2000 financial year, actual results would not differ materially from pro forma results for these entities. Accordingly, the pro forma information was not adjusted for that difference. The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisitions been in effect for the periods presented, nor do they purport to be indicative of the results that will be obtained in the future. Pro forma adjustments for 1999 include depreciation and amortization, interest charges on debt and lines of credit, alignment of drydocking accounting policies, elimination of deferred gains, adjustments to operating lease expense, pension adjustment, elimination of related party transactions and the tax adjustments associated with the above, and minority interests:

                                                                FOR THE YEAR ENDED
                                                                   NOVEMBER 30,
                                                              -----------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                            2000         1999
-------------------------------------                         ----------   ----------
                                                                    (UNAUDITED)
Net operating revenue.......................................  $2,268,630   $2,500,889
Net income..................................................  $  (12,395)  $   50,648
Basic EPS...................................................  $    (0.23)  $     0.93
Diluted EPS.................................................  $    (0.23)  $     0.92

6. RESTRUCTING CHARGES AND NON-OPERATING (EXPENSE) INCOME

RESTRUCTURING CHARGES

    In 2000, Stolt Offshore recorded restructuring charges of $3.3 million related to the integration of ETPM. The reorganization plan has removed duplicate capacity in the U.K. and SEAME regions. Stolt Offshore recorded redundancy costs of $0.9 million to eliminate duplicate functions in the U.K., and $1.7 million to close the Marseilles, France office, while transferring all operational and administrative functions for the SEAME region to Paris, France. Additionally, integration costs of $0.7 million were incurred in relation to the change of the company name to Stolt Offshore S.A., the introduction of common information and reporting systems and standardization of processes across the enlarged Stolt

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

6. RESTRUCTING CHARGES AND NON-OPERATING (EXPENSE) INCOME (CONTINUED)
Offshore organization. In 1999, SNTG and Stolt Offshore recorded restructuring charges of $2.8 million and $1.6 million, respectively. In order to streamline operations, SNTG relocated its Haugesund, Norway office to Rotterdam, Holland and its Somerset, New Jersey operations to Houston, Texas. Stolt Offshore reorganized its North Sea operations and closed offices in the U.K. and Norway. Stolt Offshore incurred costs of $1.3 million for redundancy and relocation, and $0.3 million related to other administrative costs. Substantially all of the charges were expensed and paid in the years ended November 30, 2000 and 1999.

EFFECT OF ACCOUNTING POLICY CHANGE IN STOLT OFFSHORE

    In August 1998, Stolt Offshore changed its method of accounting for drydock costs from an accrual basis to a deferral basis. The effect of this change is a gain of $3.1 million before minority interest which has been included in "Other non-operating income" for the year ended November 30, 1998.

7. GAIN ON DISPOSAL OF ASSETS, NET

    Gain on disposal of assets is comprised of the following:

                                                              FOR THE YEARS ENDED
                                                                  NOVEMBER 30,
                                                         ------------------------------
(IN THOUSANDS)                                             2000       1999       1998
--------------                                           --------   --------   --------
Insurance settlement for total loss of SNTG ship.......   $   --     $   --    $10,208
Sale of SNTG ships.....................................      438        748        466
Sale of SNTG tank containers...........................       --      3,783         --
Sale of Stolt Offshore assets..........................      572        290       (342)
Sale of SSF fish farm concessions......................       --         --      5,243
Sale of other assets...................................    1,162        192        809
                                                          ------     ------    -------
                                                          $2,172     $5,013    $16,384
                                                          ======     ======    =======

8. MINORITY INTEREST

    The minority interest in the consolidated balance sheets and statements of income of the Company primarily reflects the minority interest in Stolt Offshore. The Company's economic ownership in Stolt Offshore increased from 45% to 53% in the year ended November 30, 2000, and from 43% to 45% in the year ended November 30, 1999.

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

9. INCOME TAXES

    The 2000, 1999, and 1998, income tax provision consists of the following by business segment:

                                                     FOR THE YEAR ENDED NOVEMBER 30, 2000
                                                   -----------------------------------------
                                                               STOLT
(IN THOUSANDS)                                       SNTG     OFFSHORE     SSF       TOTAL
--------------                                     --------   --------   --------   --------
CURRENT:
  U.S............................................  $ 6,036    $    13     $  303    $ 6,352
  Non-U.S........................................    1,227     12,940      4,748     18,915

DEFERRED:
  U.S............................................       --     (5,953)        --     (5,953)
  Non-U.S........................................    4,500    (10,778)     2,338     (3,940)
                                                   -------    -------     ------    -------
Income tax provision (benefit)...................  $11,763    $(3,778)    $7,389    $15,374
                                                   =======    =======     ======    =======

                                                       FOR THE YEAR ENDED NOVEMBER 30, 1999
                                                     -----------------------------------------
                                                                 STOLT
(IN THOUSANDS)                                         SNTG     OFFSHORE     SSF       TOTAL
--------------                                       --------   --------   --------   --------
CURRENT:
  U.S..............................................   $1,065    $    --     $1,239    $ 2,304
  Non-U.S..........................................    5,745      7,159      7,504     20,408

DEFERRED:
  U.S..............................................    2,517    (14,939)        90    (12,332)
  Non-U.S..........................................       --       (729)    (9,170)    (9,899)
                                                      ------    -------     ------    -------
Income tax provision (benefit).....................   $9,327    $(8,509)    $ (337)   $   481
                                                      ======    =======     ======    =======

                                                      FOR THE YEAR ENDED NOVEMBER 30, 1998
                                                    -----------------------------------------
                                                                STOLT
(IN THOUSANDS)                                        SNTG     OFFSHORE     SSF       TOTAL
--------------                                      --------   --------   --------   --------
CURRENT:
  U.S.............................................   $  716    $ 1,361     $   64    $ 2,141
  Non-U.S.........................................    2,244      7,074      1,403     10,721

DEFERRED:
  U.S.............................................      886         --        730      1,616
  Non-U.S.........................................       71      9,102      2,879     12,052
                                                     ------    -------     ------    -------
Income tax provision..............................   $3,917    $17,537     $5,076    $26,530
                                                     ======    =======     ======    =======

    Substantially all of SNTG's shipowning and ship operating subsidiaries are incorporated in countries which do not impose an income tax on shipping operations. Pursuant to the Internal Revenue Code of the U.S., effective for the Company's fiscal years beginning on or after December 1, 1987, U.S. source income from the international operation of ships is generally exempt from U.S. tax if the company operating the ships meets certain requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country which grants an equivalent exemption to U.S. citizens and corporations and whose shareholders meet certain residency

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

9. INCOME TAXES (CONTINUED)
requirements. The Internal Revenue Service has agreed that the Company qualifies for this exemption for years up to and including fiscal 1992, but may review the Company's qualification for fiscal 1993 onwards.

    The Company believes that substantially all of SNTG's shipowning and ship operating subsidiaries meet the requirements to qualify for this exemption from U.S. taxation. For these reasons, no provision for U.S. income taxes has been made with respect to SNTG's U.S. source shipping income.

    An analysis of the Company's deferred tax assets and liabilities as at November 30, 2000 and 1999 is set out below. A valuation allowance has been recorded to reduce the deferred tax asset to an amount that management believes is more likely than not to be realized:

                                                                    FOR THE YEAR ENDED
                                                                    NOVEMBER 30, 2000
                                                              ------------------------------
                                                                          STOLT
(IN THOUSANDS)                                                  SNTG     OFFSHORE     SSF
--------------                                                --------   --------   --------
Net operating loss carryforwards............................  $  5,638   $ 61,788   $16,920
Valuation allowances........................................    (4,983)   (20,956)   (1,274)
                                                              --------   --------   -------
Net operating loss carryforwards after valuation
  allowances................................................       655     40,832    15,646
Differences between book and tax depreciation...............   (20,229)   (72,822)    7,930
U.S. State deferred taxes...................................    (2,970)        --        --
Other timing differences--net...............................    10,402     18,952   (22,536)
                                                              --------   --------   -------
Net deferred tax (liability)/asset..........................  $(12,142)  $(13,038)  $ 1,040
                                                              --------   --------   -------
Current deferred tax asset..................................  $     67   $     --   $ 1,509
Non-current deferred tax asset..............................        --     13,705    13,494
Current deferred tax liability..............................        --         --   (13,963)
                                                              --------   --------   -------
Non-current deferred tax liability..........................   (12,209)   (26,743)       --
                                                              --------   --------   -------
                                                              $(12,142)  $(13,038)  $ 1,040
                                                              ========   ========   =======

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

9. INCOME TAXES (CONTINUED)
    The current deferred tax asset is included within "Prepaid expenses and other current assets." The current deferred tax liability is included within "Other accrued and current liabilities."

                                                                 AS OF NOVEMBER 30, 1999
                                                              ------------------------------
                                                                          STOLT
(IN THOUSANDS)                                                  SNTG     OFFSHORE     SSF
--------------                                                --------   --------   --------
Net operating loss carryforwards............................  $ 4,696    $33,319    $18,967
Valuation allowances........................................   (3,046)    (4,316)    (5,180)
                                                              -------    -------    -------
Net operating loss carry-forwards after valuation
  allowances................................................    1,650     29,003     13,787
Differences between book and tax depreciation...............  (18,277)   (43,874)     9,867
U.S. State deferred taxes...................................   (2,371)        --
Other timing differences--net...............................    9,031     11,922    (22,774)
                                                              -------    -------    -------
Net deferred tax (liability)/asset..........................  $(9,967)   $(2,949)   $   880
                                                              -------    -------    -------
Current deferred tax asset..................................  $    95    $    --    $ 1,657
Non-current deferred tax asset..............................        6      8,522     13,987
Current deferred tax liability..............................       --         --    (14,764)
Non-current deferred tax liability..........................  (10,068)   (11,471)        --
                                                              -------    -------    -------
                                                              $(9,967)   $(2,949)   $   880
                                                              =======    =======    =======

    Management believes that net operating losses ("NOLs") carried forward, to the extent that valuation allowances have not been provided, result in a realizable tax asset as a result of expected future profitability.

    In 2000 and 1999, SSF recognized $2.6 million and $11.0 million, respectively, in tax benefits arising from NOLs against which a valuation allowance previously had been provided. These NOLs now are expected to be realized in future years.

    Included within the SSF deferred tax liability for 2000 and 1999 are amounts of $14.0 million and $14.8 million, respectively, arising from the Canadian operations. These amounts arise primarily from provisions under Canadian tax law which permit operators of sea farming facilities to report income for tax purposes using cash-basis accounting, effectively deducting investments in working capital for tax purposes.

    For SNTG, approximately $12.8 million of NOLs were available at November 30, 2000 to offset future taxable income in their particular tax jurisdiction. NOLs of $12.1 million for Brazil can be carried forward indefinitely, while the remaining NOLs of $0.7 million expire in 2001 and 2002. For Stolt Offshore, approximately $188.2 million of NOLs were available at November 30, 2000 to offset future taxable income. These NOLs expire at various dates through 2019, except those in the United Kingdom, the Netherlands, Australia and Norway amounting to $109.9 million which can be carried forward indefinitely. SSF had approximately $51.9 million of NOLs at November 30, 2000 of which

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

9. INCOME TAXES (CONTINUED)
$4.1 million in the United Kingdom can be carried forward indefinitely. These NOLs expire at various dates through 2007. The group NOLs expire as follows:

(IN THOUSANDS)
--------------
2001........................................................   $1,976
2002........................................................    7,432
2003........................................................   11,202
2004........................................................   19,027
2005........................................................   16,443
Thereafter..................................................   70,686

    A reconciliation of income taxes at the U.S. federal tax rate applied to pre-tax income and the actual income tax provision is shown below:

                                                              FOR THE YEARS ENDED NOVEMBER 30,
                                                              ---------------------------------
(IN THOUSANDS)                                                  2000        1999        1998
--------------                                                ---------   ---------   ---------
Income (loss) before income tax provision and minority
  interest..................................................   $(13,335)    $56,211    $155,418
Non-U.S. source shipping and other income not subject to
  income tax................................................    (33,477)    (22,980)    (48,526)
U.S. source shipping income not subject to income tax.......      6,362          --     (22,993)
Utilization of loss carryforwards...........................    (13,402)    (15,827)    (20,594)
Losses for which no tax benefit is recognized...............     52,654      11,434      10,428
                                                               ---------    -------    --------
                                                               $ (1,198)    $28,838    $ 73,733
                                                               --------     -------    --------
Tax at U.S. federal rate (35%)..............................   $   (419)    $10,093    $ 25,806
Differences between U.S. and non-U.S. tax rates.............      4,322       1,844      (3,568)
Non-taxable dividend income from non-consolidated joint
  ventures..................................................         --        (751)     (1,758)
Exchange gain...............................................       (593)     (2,526)        (49)
Change in management's estimates of valuation and other
  allowances................................................      2,480      (5,784)      2,266
Imputed interest deduction..................................     (5,142)     (4,030)         --
Differences between book and tax bases......................       (313)        588       2,322
Tax credits from foreign jurisdictions......................         83        (267)        (61)
State and local taxes, net of federal benefit...............      9,067        (148)        311
Non-deductible amortization of goodwill and other
  intangibles...............................................      3,424         926       1,556
Other non-deductible costs, principally travel and
  entertainment expenditures................................        744       1,020         647
Adjustments in respect of prior years.......................      2,286         750          --
Other, net..................................................       (565)     (1,234)       (942)
                                                               --------     -------    --------
Income tax provision........................................   $ 15,374     $   481    $ 26,530
                                                               ========     =======    ========

    Withholding and remittance taxes have not been recorded on the undistributed earnings of SNSA's subsidiaries, which represent substantially all of the Company's consolidated retained earnings, primarily because, under the current tax laws of Luxembourg and the countries in which substantially all of SNSA's subsidiaries are incorporated, no taxes would be assessed upon the payment or receipt of dividends. Earnings retained by subsidiaries incorporated in those countries which impose withholding

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

9. INCOME TAXES (CONTINUED)
or remittance taxes are considered by management to be permanently reinvested in such subsidiaries. The undistributed earnings of these subsidiaries as of November 30, 2000 were not significant.

10. INVENTORIES

    Inventories at November 30, 2000 and 1999 consisted of the following:

                                                              STOLT
(IN THOUSANDS)                                      SNTG     OFFSHORE     SSF       TOTAL
--------------                                    --------   --------   --------   --------
2000
Raw materials...................................    $107     $    --    $  3,397   $  3,504
Consumables.....................................     474      19,260         906     15,821
Work-in-progress................................      44      14,441          --     19,304
Seafood biomass.................................      --          --     111,045    111,045
Finished goods..................................      --          --      15,981     15,981
                                                    ----     -------    --------   --------
                                                    $625     $33,701    $131,329   $165,655
                                                    ====     =======    ========   ========

                                                              STOLT
(IN THOUSANDS)                                      SNTG     OFFSHORE     SSF       TOTAL
--------------                                    --------   --------   --------   --------
1999
Raw materials...................................    $ 79     $    --    $ 13,309   $ 13,388
Consumables.....................................     210      14,567       4,065     18,842
Work-in-progress................................      41       6,876          --      6,917
Seafood biomass.................................      --          --      93,312     93,312
Finished goods..................................      64          --       8,538      8,602
                                                    ----     -------    --------   --------
                                                    $394     $21,443    $119,224   $141,061
                                                    ====     =======    ========   ========

11. RESTRICTED CASH DEPOSITS

    Restricted cash deposits comprise both funds held in a separate Company bank account, which will be used to settle accrued taxation liabilities, and deposits made by the Company as security for certain third-party obligations. There are no significant conditions on the restricted cash balances.

12. SHORT-TERM BANK LOANS AND LINES OF CREDIT

    Loans payable to banks, which amounted to $131.3 million, and $34.1 million at November 30, 2000 and 1999, respectively, consist principally of drawdowns under bid facilities, lines of credit and bank overdraft facilities. Amounts borrowed pursuant to these facilities bear interest at rates ranging from 1.5% to 9.0% for 2000, and from 5.9% to 8.1% for 1999. The weighted average interest rate was 7.1% and 7.0% for the years ended November 30, 2000 and 1999, respectively.

    As of November 30, 2000, the Company had various credit lines, including committed lines ranging through 2005 totalling $825.1 million, of which $429.6 million was available for future use. Several of the credit facilities contain various financial covenants, the effect of which, could limit the ability to draw funds from time to time. Of the amounts drawn down under these facilities, $265 million has been classified as long-term debt in connection with a revolving credit agreement expiring in 2005. The Company has the ability and the intent to classify the amount drawn under this agreement as long-term debt.

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

13. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

    Long-term debt and capital lease obligations, as of November 30, 2000 and 1999, consisted of the following:

(IN THOUSANDS)                                                   2000         1999
--------------                                                ----------   ----------
Senior unsecured notes
  On 11/30/00 interest rates ranged from 6.96% to 10.07%,
    maturities vary through 2013............................  $  521,286   $  538,571
Preferred ship fixed rate mortgages
  On 11/30/00 fixed interest rates ranged from 4.50% to
    8.74%, maturities vary through 2013.....................     291,191      330,572
Preferred ship variable rate mortgages
  On 11/30/00 interest rates ranged from 7.21% to 7.75%,
    maturities vary through 2007............................     180,521       63,321
Economic development and other bonds
  On 11/30/00 interest rates ranged from 4.10% to 4.15%,
    maturing in 2014 and 2018...............................      34,600       34,600
Bank and other notes payable
  On 11/30/00 interest rates ranged from 6.5% to 9.25%,
    maturities vary through 2008............................     359,528      211,403
Capital lease obligations
  On 11/30/00 maturities vary through 2003..................      27,849          936
                                                              ----------   ----------
                                                               1,414,975    1,179,403
Less--current maturities....................................     (67,506)     (62,395)
                                                              ----------   ----------
                                                              $1,347,469   $1,117,008
                                                              ==========   ==========

    On November 30, 1999, the Company's senior unsecured notes carried fixed interest rates ranging from 6.96% to 10.07%, preferred ship fixed rate mortgages had interest rates ranging from 5.42% to 8.69%, preferred ship variable rate mortgages had interest rates ranging from 4.88% to 6.59%, the economic development and other bonds had interest rates ranging from 4.40% to 4.70%, and the bank and other notes payable had interest rates ranging from 6.01% to 12.50%.

    Long-term debt is denominated primarily in U.S. dollars, with $35.5 million and $8.2 million denominated in other currencies as of November 30, 2000 and 1999, respectively. The Company has hedged a significant portion of the foreign currency denominated debt exposure with interest rate and foreign exchange swaps.

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

13. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (CONTINUED)
    Annual principal repayments of long-term debt for the five years subsequent to November 30, 2000 and thereafter are as follows:

(IN THOUSANDS)
--------------
2001........................................................  $   63,584
2002........................................................     138,054
2003........................................................     193,940
2004........................................................     135,382
2005........................................................     396,736
Thereafter..................................................     459,430
                                                              ----------
                                                              $1,387,126
                                                              ==========

    Agreements executed in connection with certain debt obligations require that the Company maintains defined financial ratios and also impose certain restrictions relating, among other things, to payment of cash dividends (see
Note 19), and purchases, redemptions, etc., of capital. The Company, through its subsidiaries, has debt agreements which include various financial covenants. Most of the Company's debt agreements provide for a cross default in the event of a material default in another agreement. In the event of a default that extends beyond the applicable remedy or cure period, lenders may accelerate repayment of amounts due to them. Certain of the debt is secured by mortgages on vessels, tank containers, terminals, and seafood facilities with a net book value of $1,810.3 million as of November 30, 2000.

    At November 30, 2000, property under capital leases, comprising operating and other equipment, amounts to $32.8 million at cost. Accumulated amortization of these leases is $1.9 million.

    Minimum payments under capital lease obligations at November 30, 2000, which are due primarily in U.S. dollars, are as follows:

(IN THOUSANDS)
--------------
2001........................................................  $ 5,540
2002........................................................   25,339
2003........................................................        3
                                                              -------
Total minimum lease payments................................   30,882
Less: Amount representing interest and executory costs......   (3,033)
                                                              -------
Present value of net minimum lease payments.................  $27,849
                                                              =======

14. LEASES

OPERATING LEASES

    As of November 30, 2000, the Company was obligated to make payments under long-term operating lease agreements for tankers, land, terminal facilities, tank containers, barges, construction support, diving support, survey and inspection ships, equipment and offices. Certain of the leases contain clauses requiring payments in excess of the base amounts to cover operating expenses related

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

14. LEASES (CONTINUED)
to the leased assets. Minimum annual lease commitments and sub-lease income under agreements which expire at various dates through 2026, and which are payable in various currencies are as follows:

(IN THOUSANDS)
--------------
2001........................................................  $110,094
2002........................................................    52,675
2003........................................................    25,467
2004........................................................    17,232
2005........................................................    14,425
Thereafter..................................................    30,854
                                                              --------
                                                               250,747
                                                              --------
Less--sub-lease income......................................   (13,348)
                                                              --------
                                                              $237,399
                                                              ========

    Rental and charter hire expenses under operating lease agreements for the years ended November 30, 2000, 1999, and 1998 were $117.9 million,
$115.5 million, and $121.1 million, respectively, net of sub-lease income of $2.9 million, $1.5 million, and $4.0 million, respectively.

15. COMMITMENTS AND CONTINGENCIES

    The Company entered into an agreement with a Spanish shipyard to purchase six new 22,450 dwt parcel tankers at an approximate cost of $46 million each. As of November 30, 2000, five of the ships in the Spanish series had been delivered. The sixth ship in the Spanish series was delivered in December 2000.

    In April 2000, the Company entered into an agreement with Uljanik Shipyard to complete construction on one new 37,000 dwt parcel tanker at an approximate cost of $23 million. The ship is scheduled to be delivered in December 2001.

    As of November 30, 2000, the Company had total capital expenditure purchase commitments outstanding of approximately $158 million for 2001 and future years.

    The French government has investigated Stolt Comex Seaway S.A. of France alleging violations of French labor and social security legislation, which resulted during 1998 in a condemnation by the French Supreme Court of Stolt Comex Seaway S.A. of France and two of its former directors. In addition, a number of former and present employees have started civil proceedings against certain subsidiaries of the Company alleging loss of employment and social security benefits. Some of the proceedings have resulted in judgements. Some of the judgements have been appealed. While the Company believes that its subsidiaries have meritorious defenses in the unresolved cases, there can be no certainty as to the number of claims which may be brought or the amount for which the Company may eventually be liable with respect thereto. Comex S.A., a former shareholder of Comex Services S.A. ("Comex"), in an agreement with SNSA executed on June 5, 1992 for the sale of Comex, agreed to indemnify the Company with respect to certain aspects of the foregoing. There can be no assurance, however, as to the amount which the Company may ultimately recover from Comex S.A. pursuant to such indemnity.

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

15. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Coflexip S.A. has commenced legal proceedings against three subsidiaries of Stolt Offshore claiming infringement of a certain patent relating to flexible flowline laying technology in the U.K. Judgement was given on January 22, 1999 and January 29, 1999. The disputed patent was held valid. The Company appealed and the Appeal Court maintained the validity of the patent and broadened its application compared to the High Court decision. The Company has applied for leave to appeal the Appeal Court decision to the House of Lords. Coflexip S.A. has claimed damages of approximately $14.4 million. Whether or not Coflexip S.A. will increase its claim is unknown. The Company has provided in the financial statements an amount to cover its best estimate of the liability for damages. The amount of damages is nevertheless uncertain and no assurances can be given that the provided amount is sufficient.

    In September 1999, Stolt Offshore terminated its charter of the ship, TOISA PUMA, for default. The Company is currently in arbitration with the owners who are contesting that the termination was wrongful. The arbitration court has held that the termination was wrongful. The Company has applied for leave to appeal the decision to the High Court, which has been denied. Additional appeal proceedings are now being considered. The charterhire which would have been due for the terminated charter period is approximately $9.3 million. The owners have an obligation to mitigate losses. Any charterhire the owners have or should have received for the vessel during the period and any reduction in costs which they have or should have realized as a consequence of the termination will reduce the Company's liability. The Company has provided in the financial statements an amount to cover liability for damages. The amount of such liability is nevertheless uncertain and no assurances can be given that the provided amount is sufficient.

    The Company is a party to various other legal proceedings arising in the ordinary course of business. The Company believes that none of the matters covered by such legal proceedings will have a material adverse effect on the Company's business or financial condition.

    The Company's operations are affected by U.S. and foreign environmental protection laws and regulations. Compliance with such laws and regulations entails considerable expense, including ship modifications and changes in operating procedures. The Company believes that compliance with applicable laws and regulations has not had, nor is such compliance expected to have, a material adverse effect upon its competitive position, financial condition or results of operations.

16. PENSION AND BENEFIT PLANS

    Certain of the U.S. and non-U.S. subsidiaries of the Company have non-contributory pension plans covering substantially all of their shore-based employees. The most significant plans are defined benefit plans. Benefits are based on each participant's length of service and compensation. The Company's policy is to fully fund its liability.

    The Company provides pension benefits to ship officers employed by the Company. Group single premium retirement contracts were purchased whereby all accrued pension liability through June 30, 1986 was fully funded. It is the Company's intention to fund its liability under this plan and it is considering various investment alternatives to do this.

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

16. PENSION AND BENEFIT PLANS (CONTINUED)
    Net periodic benefit costs for the Company's defined benefit retirement plans (including a retirement arrangement for one of the Company's directors) and other post-retirement benefit plans for the years ended November 30, 2000, 1999, and 1998, consist of the following:

                                                                                                  OTHER POST-
                                                               PENSION BENEFITS                RETIREMENT BENFITS
                                                        ------------------------------   ------------------------------
(IN THOUSANDS)                                            2000       1999       1998       2000       1999       1998
--------------                                          --------   --------   --------   --------   --------   --------
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost..........................................   $6,500     $6,411     $6,300      $272       $268       $293
Interest cost.........................................    7,301      6,845      6,494       513        424        439
Expected return on plan assets........................   (5,824)    (5,870)    (5,608)       --         --         --
Amortization of unrecognized net transition
  liability...........................................      101        211        158       178        178        178
Amortization of prior service cost....................      300        391        347        14         14         14
Recognized net actuarial loss (gain)..................       65        130         14       (24)       (25)        --
Gain recognized due to curtailment....................     (160)       (20)        --        --         --         --
                                                         ------     ------     ------      ----       ----       ----
Net periodic benefit cost.............................   $8,283     $8,098     $7,705      $953       $859       $924
                                                         ======     ======     ======      ====       ====       ====

    U.S. based employees retiring from the Company after attaining age 55 with at least ten years of service with the Company are eligible to receive post-retirement health care coverage for themselves and their eligible dependents. These benefits are subject to deductibles, co-payment provisions, and other limitations. The Company reserves the right to change or terminate the benefits at any time.

    The following tables set forth the change in benefit obligations for the Company's defined benefit retirement plans and other post-retirement plans and the change in plan assets for the defined benefit retirement plans. There are no plan assets associated with the other post-retirement plans.

                                                              FOR THE YEARS ENDED NOVEMBER 30,
                                                          -----------------------------------------
                                                                                    OTHER POST-
                                                                                    RETIREMENT
                                                           PENSION BENEFITS          BENEFITS
                                                          -------------------   -------------------
(IN THOUSANDS)                                              2000       1999       2000       1999
--------------                                            --------   --------   --------   --------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligations at beginning of year................  $102,725   $101,635    $6,199     $7,036
Service cost............................................     6,500      6,411       272        268
Interest cost...........................................     7,300      6,845       513        424
Benefits paid...........................................    (3,790)    (3,066)      (48)       (38)
Plan participant contributions..........................       241        266        --         --
Foreign exchange rate changes...........................    (3,382)    (1,257)       --         --
Plan amendments.........................................       926      2,109        --         --
Curtailments and settlements............................      (113)    (2,258)       --         --
Actuarial (gains) and losses............................    (1,876)    (7,960)      410     (1,491)
                                                          --------   --------    ------     ------
Benefits obligation at end of year......................  $108,531   $102,725    $7,346     $6,199
                                                          ========   ========    ======     ======

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

16. PENSION AND BENEFIT PLANS (CONTINUED)

                                                              FOR THE YEARS ENDED
                                                                 NOVEMBER 30,
                                                              -------------------
                                                               PENSION BENEFITS
                                                              -------------------
(IN THOUSANDS)                                                  2000       1999
--------------                                                --------   --------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year..............  $69,367    $66,697
Actual return on plan assets................................    2,826      3,199
Company contributions.......................................    3,184      4,679
Plan participant contributions..............................      398        266
Foreign exchange rate changes...............................   (2,545)    (1,234)
Curtailments and settlements................................     (659)    (1,174)
Benefits paid...............................................   (3,791)    (3,066)
                                                              -------    -------
Fair value of plan assets at end of year....................  $68,780    $69,367
                                                              =======    =======

    Amounts recognized in the Company's consolidated balance sheet consist of the following:

                                                                               AS OF NOVEMBER 30,
                                                                               -------------------
                                                                                   OTHER POST-
                                                          PENSION BENEFITS     RETIREMENT BENEFITS
                                                         -------------------   -------------------
(IN THOUSANDS)                                             2000       1999       2000       1999
--------------                                           --------   --------   --------   --------
Funded status of the plan..............................  $(39,552)  $(33,358)  $(7,346)   $(6,199)
Unrecognized net actuarial loss (gain).................     2,974        872    (1,106)    (1,537)
Unrecognized prior service cost........................     2,130      3,166        56         70
Unrecognized net transition liability..................      (159)     1,486     2,135      2,310
                                                         --------   --------   -------    -------
Net amount recognized..................................  $(34,607)  $(27,834)  $(6,261)   $(5,356)
                                                         --------   --------   -------    -------
Prepaid benefit cost...................................  $    606   $  1,377   $    --    $    --
Accrued benefit liability..............................   (39,175)   (33,832)   (6,261)    (5,356)
Intangible asset.......................................     3,962      4,621        --         --
                                                         --------   --------   -------    -------
Net amount recognized..................................  $(34,607)  $(27,834)  $(6,261)   $(5,356)
                                                         ========   ========   =======    =======

    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets of pension plans with accumulated benefit obligations in excess of plan assets were $42.8 million, $39.1 million, and $46.6 million, respectively, as of November 30, 2000 and $42.7 million, $37.5 million, and $41.9 million respectively, as of November 30, 1999.

                                                               FOR THE YEARS ENDED NOVEMBER 30,
                                                ---------------------------------------------------------------
                                                                                     OTHER POST-RETIREMENT
                                                       PENSION BENEFITS                     BENEFITS
                                                ------------------------------   ------------------------------
                                                  2000       1999       1998       2000       1999       1998
                                                --------   --------   --------   --------   --------   --------
WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate.................................   7.22%      7.20%      6.97%      7.75%      7.75%      7.00%
Expected long-term rate of return on assets...   8.95%      8.85%      8.90%        --%        --%        --%
Rate of increase in compensation levels.......   4.18%      4.15%      4.30%      5.00%      5.00%      5.00%

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

16. PENSION AND BENEFIT PLANS (CONTINUED)
    Health care cost trends assume a 8.5% annual rate of increase in the per capita cost of covered health care benefits for 2001. The rate is assumed to decrease gradually to 7.5% for 2002 and remain at that level thereafter. The effect of a 1% change in these assumed cost trends on the accumulated post-retirement benefit obligation at the end of 2000 would be an approximate $0.8 million increase or an approximate $0.7 million decrease and the effect on the aggregate of the service cost and interest cost of the net periodic benefit cost for 2000 would be an approximate $0.1 million increase or an approximate $0.1 million decrease.

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

17. CAPITAL STOCK, FOUNDER'S SHARES AND DIVIDENDS DECLARED

    Founder's shares vote on an equal basis with Common shares, and as a separate class of stock when voting on certain matters requiring a majority of both classes of stock. The Class B shares are not entitled to vote in matters requiring shareholder action except where required by Luxembourg law.

    Under the Articles, holders of Common shares, Class B shares and Founder's shares participate in annual dividends, if any are declared by the Company, in the following order of priority: (i) ten percent of the stated value thereof (i.e., $0.10 per share) to Class B shares as the preferred dividend;
(ii) $0.005 per share to Founder's shares and Common shares equally;
(iii) $0.095 per share to Common shares; and (iv) thereafter, Common shares and Class B shares participate equally in all further amounts.

    Under the Articles, in the event of a liquidation, all debts and obligations of the Company must first be paid and thereafter all remaining assets of the Company are paid to the holders of Common shares, Class B shares, and Founder's shares in the following order of priority: (i) Class B shares to the extent, if any, of declared but unpaid dividends on such shares, and thereafter rateably to the full aggregate issuance price thereof; (ii) Common shares rateably to the extent of the stated value thereof (i.e. $1.00 per share); (iii) Common shares and Founder's shares participate equally up to $0.05 per share; (iv) Common shares rateably to the full aggregate issue price thereof; and (v) thereafter, Common shares and Class B shares participate equally in all remaining assets.

    Class B shares, being non-voting shares, shall also be entitled to such other priorities and preferences concerning unpaid dividends for past years as shall be provided by applicable law.

    In January 2000, SNSA announced an offer to Common shareholders providing the opportunity to exchange Common shares for an equal number of the Company's Class B shares. The Company also offered to holders of options to purchase Common shares, the opportunity to elect to receive, immediately following exercise, a Class B share in exchange for each Common share issuable upon the exercise of such common option.

    As of November 30, 2000, 7,970,864 Founder's shares had been issued to Mr. Stolt-Nielsen. Additional Founder's shares are issuable to holders of outstanding Founder's shares without consideration, in quantities sufficient to maintain a ratio of Common shares to Founder's shares of 4 to 1. Pursuant to Luxembourg law, Founder's shares are not considered to represent capital of SNSA. Accordingly, no stated values for these shares are included in the accompanying consolidated balance sheets.

    On November 9, 2000, the Board of Directors approved an interim dividend of $0.125 per Common and Class B share and $0.005 per Founder's share which was paid on December 20, 2000 to all shareholders of record as of December 6, 2000.

    The Company anticipates, subject to approval at the Annual General Meeting, that a final dividend for 2000 of $0.125 per share will be paid in May 2001.

    Dividends are recognized in the accompanying financial statements upon final approval from the Company's shareholders or, in the case of interim dividends, as paid. The interim dividend declared on November 9, 2000 will be recognized in fiscal 2001.

18. STOCK OPTION PLAN

    During 1987, the Company adopted the 1987 Stock Option Plan (the "1987 Plan"), under which 2,660,000 Common shares and 1,330,000 Class B shares were reserved for future issuance. No further

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

18. STOCK OPTION PLAN (CONTINUED)
grants will be issued under the 1987 Plan. During 1997, the Company adopted the 1997 Stock Option Plan (the "1997 Plan"), under which 5,180,000 Common shares, 5,180,000 Class B shares, or any combination thereof not exceeding 5,180,000 shares, were reserved for future issuance.

    Options granted under both Plans may be exercisable for periods of up to ten years at an exercise price not less than the fair market value per share at the date of the grant. Options vest 25% on the first anniversary of the grant date, with an additional 25% vesting on each subsequent anniversary. The Company accounts for the Plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for all stock option grants between 1996 and 2000, including the Plans of the Company and the stock options of Stolt Offshore, been determined consistent with SFAS No. 123, the Company's net income (loss) and earnings per share would be reduced to the following pro forma amounts:

                                                              FOR THE YEARS ENDED NOVEMBER 30,
                                                              ---------------------------------
(IN THOUSANDS, EXCEPT FOR PER SHARE DATA)                       2000        1999        1998
-----------------------------------------                     ---------   ---------   ---------
NET INCOME (LOSS):
  As Reported...............................................   $(12,395)   $46,908     $96,275
  Pro Forma.................................................    (16,653)    42,833      93,181
BASIC EPS:
  As Reported...............................................   $  (0.23)   $  0.86     $  1.76
  Pro Forma.................................................      (0.30)      0.79        1.70
DILUTED EPS:
  As Reported...............................................   $  (0.23)   $  0.86     $  1.75
  Pro Forma.................................................      (0.30)      0.78        1.69

    The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to fiscal year 1996, and additional awards in future years are anticipated.

    The following table reflects activity under the Plans for the years ended November 30, 2000, 1999, and 1998:

                                                   2000                   1999                   1998
                                           --------------------   --------------------   --------------------
                                                       WEIGHTED               WEIGHTED               WEIGHTED
                                                       AVERAGE                AVERAGE                AVERAGE
                                                       EXERCISE               EXERCISE               EXERCISE
COMMON SHARES                               SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
-------------                              ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of year.........  1,393,825    $16.15    1,514,775    $16.02    1,164,563    $14.43
Granted..................................         --        --           --        --      419,200     20.13
Exercised................................   (172,512)    12.57      (43,125)    10.83      (39,863)    11.48
Canceled.................................    (31,650)    17.60      (77,825)    16.52      (29,125)    17.63
                                           ---------    ------    ---------    ------    ---------    ------
Outstanding at end of year...............  1,189,663    $16.63    1,393,825    $16.15    1,514,775    $16.02
                                           ---------    ------    ---------    ------    ---------    ------
Exercisable at end of year...............    952,518    $15.90      936,575    $14.57      761,005    $13.26
                                           ---------    ------    ---------    ------    ---------    ------
Weighted average fair value of options
  granted................................               $   --                 $   --                 $ 6.82
                                                        ======                 ======                 ======

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

18. STOCK OPTION PLAN (CONTINUED)

                                                      2000                  1999                  1998
                                              --------------------   -------------------   -------------------
                                                          WEIGHTED              WEIGHTED              WEIGHTED
                                                          AVERAGE               AVERAGE               AVERAGE
                                                          EXERCISE              EXERCISE              EXERCISE
CLASS B SHARES                                 SHARES      PRICE      SHARES     PRICE      SHARES     PRICE
--------------                                ---------   --------   --------   --------   --------   --------
Outstanding at beginning of year............    992,507    $12.87    633,383     $14.93    670,430     $14.89
Granted.....................................    451,100     14.65    421,500       9.88         --         --
Exercised...................................   (104,226)    12.27    (21,562)     10.83    (20,166)     11.60
Canceled....................................    (27,900)    13.04    (40,814)     15.00    (16,881)     17.23
                                              ---------    ------    -------     ------    -------     ------
Outstanding at end of year..................  1,311,481    $13.48    992,507     $12.87    633,383     $14.93
                                              ---------    ------    -------     ------    -------     ------
Exercisable at end of year..................    523,686    $14.24    456,832     $14.25    400,013     $13.49
                                              ---------    ------    -------     ------    -------     ------
Weighted average fair value of options
  granted...................................               $ 6.05                $ 3.93                $   --
                                                           ======                ======                ======

    The fair value of each stock option grant is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                           2000                  1999                  1998
                                                    -------------------   -------------------   -------------------
                                                     COMMON    CLASS B     COMMON    CLASS B     COMMON    CLASS B
                                                    --------   --------   --------   --------   --------   --------
Risk-free interest rates..........................      --        6.2%        --        4.9%       5.7%          --
Expected lives (years)............................      --        6.5         --        6.5        6.0           --
Expected volatility...............................      --       39.2%        --       38.1%      31.6%          --
Expected dividend yields..........................      --        1.9%        --        1.6%       2.0%          --

    The following table summarizes information about stock options outstanding as of November 30, 2000:

                                                      OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                             -------------------------------------   ----------------------
                                                             WEIGHTED
                                                             AVERAGE      WEIGHTED                 WEIGHTED
                                                            REMAINING     AVERAGE                  AVERAGE
                                               NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
RANGE OF EXERCISE PRICES                     OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
------------------------                     -----------   ------------   --------   -----------   --------
COMMON SHARES:
  $20.125-22.500...........................     383,400         7.06       $20.14      190,075      $20.15
  $16.875-19.083...........................     420,963         5.44        18.26      377,143       18.39
  $8.500-13.167............................     385,300         3.20        11.37      385,300       11.37
                                              ---------         ----       ------      -------      ------
                                              1,189,663         5.23       $16.63      952,518      $15.90
                                              ---------         ----       ------      -------      ------
CLASS B SHARES:
  $17.125-22.500...........................     284,501         5.64       $18.03      239,956      $18.15
  $10.500-16.917...........................     605,018         7.51        13.92      162,243       12.02
  $8.500-9.875.............................     421,962         7.58         9.77      121,487        9.49
                                              ---------         ----       ------      -------      ------
                                              1,311,481         7.13       $13.48      523,686      $14.24
                                              ---------         ----       ------      -------      ------

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

19. RESTRICTIONS ON PAYMENT OF DIVIDENDS

    On an annual basis, Luxembourg law requires an appropriation of an amount equal to at least 5% of SNSA's unconsolidated net profits, if any, to a "legal reserve" within shareholders' equity, until such reserve equals 10% of the issued share capital mf SNSA. This reserve is not available for dividend distribution. SNSA's Capital stock and Founder's shares have no par value. Accordingly, SNSA has assigned a stated value per Common and Class B share of $1.00. At November 30, 2000, this legal reserve amounted to approximately
$6.3 million based on Common and Class B shares issued on that date. Advance dividends can be declared, up to three times in any fiscal year (at the end of the second, third and fourth quarters), by the Board of Directors; however, they can only be paid after the prior year's financial statements have been approved by SNSA's shareholders, and after a determination as to the adequacy of amounts available to pay such dividends has been made by its independent statutory auditors in Luxembourg. Final dividends are declared by the shareholders once per year at the Annual General Meeting; both advance and final dividends can be paid out of any SNSA earnings, retained or current, as well as paid-in surplus, subject to shareholder approval. Luxembourg law also limits the payment of stock dividends to the extent sufficient surplus exists to provide for the related increase in stated capital.

    As of November 30, 2000, the most restrictive covenant within the Company's loan agreements provides for cumulative limitations on certain payments including dividend payments, share repurchases, and investments and advances to non-consolidated joint ventures and other entities if any.

20. FOREIGN EXCHANGE CONTRACTS AND SWAP AGREEMENTS

    All of the Company's derivative activities are over the counter instruments entered into with major financial institutions for hedging the Company's committed exposures or firm commitments with major financial credit institutions. All of the Company's derivative instruments are straightforward foreign exchange forward contracts, and commodity and interest rate swaps, which subject the Company to a minimum level of exposure risk. The Company does not consider that it has a material exposure to credit risk from third parties failing to perform according to the terms of hedge instruments.

    The following foreign exchange contracts, maturing through November 2003, were outstanding as of November 30, 2000:

(IN THOUSANDS)                                              PURCHASE      SELL
--------------                                              ---------   --------
Japanese yen..............................................  2,170,133
Norwegian kroner..........................................    674,802
Euro......................................................    151,861
Canadian dollars..........................................     57,296
Australian dollars........................................     54,200
Singapore dollars.........................................     15,016
British pounds sterling...................................               5,602
German marks..............................................               3,646

    The U.S. dollar equivalent of the currencies which the Company had contracted to purchase was $308.6 million, and to sell was $9.6 million, as of November 30, 2000.

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

20. FOREIGN EXCHANGE CONTRACTS AND SWAP AGREEMENTS (CONTINUED)
    The Company utilizes foreign currency swap contracts to hedge foreign currency debt into U.S. dollars. During 2000, the Company also entered into oil futures contracts to hedge a portion of its future bunker purchases.

    The following estimated fair value amounts of the Company's financial instruments have been determined by the Company, using appropriate market information and valuation methodologies. Considerable judgement is required to develop these estimates of fair value, thus the estimates provided herein are not necessarily indicative of the amounts that could be realized in a current market exchange:

                                                                       AS OF NOVEMBER 30,
                                                            -----------------------------------------
                                                                   2000                  1999
                                                            -------------------   -------------------
                                                            CARRYING     FAIR     CARRYING     FAIR
(IN MILLIONS)                                                AMOUNT     VALUE      AMOUNT     VALUE
-------------                                               --------   --------   --------   --------
FINANCIAL ASSETS:
  Cash and cash equivalents...............................  $  28.8    $  28.8    $  20.4    $  20.4
FINANCIAL LIABILITIES:
  Loans payable to banks..................................    131.3      131.3       34.1       34.1
  Long-term debt and related currency and interest rate
    swaps.................................................  1,403.8    1,387.3    1,178.5    1,155.5
OFF BALANCE SHEET FINANCIAL INSTRUMENTS:
  Foreign exchange forward contracts......................       --       (5.1)        --       (2.3)
  Bunker hedge contracts..................................       --         --         --        0.8

    The carrying amount of cash and cash equivalents and loans payable to banks are a reasonable estimate of their fair value. The estimated value of the Company's long-term debt is based on interest rates as of November 30, 2000 and 1999, using debt instruments of similar risk. The fair values of the Company's foreign exchange contracts are based on their estimated termination values as of November 30, 2000 and 1999.

21. SUBSEQUENT EVENTS

SNSA SHARE RESTRUCTURING PLAN

    The Company will hold an extraordinary general meeting of shareholders on March 6, 2001 to approve a share restructuring plan. The objective of the reclassification proposal is to create a simplified and more transparent share capital structure that gives all shareholders a vote on all matters, and will result in only one class of publicly traded shares. The proposed reclassification plan would reclassify the currently outstanding non-voting SNSA Class B shares to Common shares on a one-for-one basis. The existing class of Founder's shares will remain outstanding and continue to constitute 20% of the issued voting shares (Common shares and Founder's shares) of SNSA. The holders of the Founder's shares have agreed to abandon certain special voting rights currently enjoyed by the Founder's shares including, for example, a separate class vote for merger transactions. The Founder's shares have only nominal economic rights and are not considered part of the share capital of the Company. The reclassified Common shares will be listed in Norway on the Oslo Stock Exchange and trade as ADRs in the U.S. on Nasdaq.

                     STOLT-NIELSEN S.A. 2000 ANNUAL REPORT

21. SUBSEQUENT EVENTS (CONTINUED)
    If shareholders approve this reclassification, SNSA will have outstanding
54.8 million Common shares (which exclude 7.7 million Treasury Common shares) and 15.6 million Founder's shares. The share restructuring plan does not change the underlying economic interests of existing shareholders.

STOLT OFFSHORE SHARE RESTRUCTURING PLAN

    On January 23, 2001, Stolt Offshore announced that an extraordinary general meeting of shareholders will be held on March 6, 2001 to approve a share restructuring plan. The objective of the share restructuring plan is to create a simplified and more transparent share capital structure that gives all shareholders a vote on all matters and to increase the liquidity of the Common share public float by some 50%. The proposed plan will reclassify the currently outstanding non-voting Stolt Offshore Class A shares to Common shares on a one-for-one basis. The reclassified Common shares will be listed in Norway on the Oslo Stock Exchange and trade as ADRs in the U.S. on Nasdaq.

    If shareholders approve this reclassification, Stolt Offshore will have outstanding 70.2 million Common shares and 34.0 million Class B shares (which are economically equivalent to 17.0 million Common shares and are all owned by
SNSA) for a total of 87.2 million Common share equivalents. The share restructuring plan does not change the underlying economic interests of existing shareholders.

    If shareholders approve this reclassification, SNSA will maintain its 53% economic interest and 61% voting interest in Stolt Offshore.

ACQUISITION OF AUSTRALIAN BLUEFIN PTY LTD.

    In December 2000, SSF purchased Australian Bluefin Pty Ltd., a company involved in the ranching of Southern Bluefin tuna, for a total consideration of approximately $30 million.

ACQUISITION OF PARAGON ENGINEERING SERVICES INC.

    On January 1, 2001, Stolt Offshore signed a letter of intent to acquire a majority ownership of Paragon Engineering Services Inc. of Houston from the current controlling shareholder. This acquisition will further broaden Stolt Offshore's range of engineering skills and enable Stolt Offshore to undertake all of the engineering required on many of the large engineering, procurement, installation and commission type contracts that are expected to come into the market in the next few years.

22. RESTATEMENT OF 2000 FINANCIAL STATEMENTS

    The 2000 consolidated financial statements have been restated to reflect the impact of the issuance of Class A shares of Stolt Offshore, with respect to the formation of the NKT joint venture and the acquisition of ETPM (Please refer to Note 5 - Business Acquisitions, which describes the formation of the NKT joint venture and the acquisition of ETPM in further detail) as a direct increase to Paid-in Surplus. The resulting increase in the Company's share of the net book value of Stolt Offshore combined with the reduction in the Company's economic interest in Stolt Offshore at the time of the transactions, amounting to $32.5 million, has been recorded as a direct increase to Paid-in Surplus, and not as a non-recurring, non-operating, non-cash gain as previously reported in the consolidated statement of income. The 2000 reported net income has been adjusted to a net loss of $(12.4) million, with a corresponding basic and diluted net loss per share of $(0.23). There was no impact on the Company's total consolidated shareholders' equity, or on the Company's reported assets, liabilities, net operating revenue, income from operations, income (loss) before non-recurring items, or cash flows.